PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant /x /
Filed by a Party other than the Registrant  /  /

     Check the appropriate box:
/  / Preliminary Proxy Statement
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     14a-6(e)(2))
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/  / Soliciting Material Pursuant to Section 240.14a-11(c)
     or Section 240.14a-12

      MAXXAM Inc.
-----------------------------------------------------------------------
(Name of Registrant as Specified In Its Charter)


-----------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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     was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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
                               [MAXXAM Logo]







                                                             April 27, 1998

To Our Stockholders:

     You are cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of MAXXAM Inc. (the "Company") to be held at 9:00 a.m. on Wednesday, May 20, 1998, at the Wyndham Greenspoint Hotel, 12400 Greenspoint Drive, Houston, Texas.

     Although you may presently plan to attend the Annual Meeting, we urge you to indicate your approval in the spaces provided on the enclosed proxy card by voting "FOR" the election of the directors named in the attached proxy statement, "FOR" the proposal to reapprove the MAXXAM 1994 Executive Bonus Plan and approve amendments to that plan, and "AGAINST" each of the two proposals submitted by certain stockholders of the Company. Please then date, sign and promptly return the proxy card in the enclosed envelope. If you are a stockholder of record and attend the Annual Meeting, as we hope you will, you may vote in person even if you have previously mailed a proxy card.

     We look forward to seeing as many of you as possible at the Annual
Meeting.



CHARLES E. HURWITZ                                PAUL N. SCHWARTZ
Chairman of the Board and                         President
 Chief Executive Officer

                                MAXXAM INC.
                        5847 SAN FELIPE, SUITE 2600
                            HOUSTON, TEXAS 77057


                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD MAY 20, 1998

          The Annual Meeting of Stockholders (the "Annual Meeting") of MAXXAM Inc. (the "Company") will be held at the Wyndham Greenspoint Hotel, 12400 Greenspoint Drive, Houston, Texas, on Wednesday, May 20, 1998, at 9:00 a.m., local time, for the following purposes:

     1. To elect three (3) directors to serve on the Board of Directors of the Company, two of whom will be elected by the holders of Common Stock, voting separately as a class, to hold office until the 1999 Annual Meeting of Stockholders or until their successors are elected and qualified, and one of whom will be elected by holders of Common Stock and Class A $.05 Non-Cumulative Participating Convertible Preferred Stock, voting together as a single class, to hold office until the 2001 Annual Meeting of Stockholders or until his successor is elected and qualified;

     2. To consider and vote upon a proposal to reapprove the MAXXAM 1994 Executive Bonus Plan and approve amendments to that plan;

     3. To consider and vote on each of the two proposals submitted by certain stockholders of the Company; and

     4. To transact such other business as may be properly presented to the Annual Meeting or any adjournments or postponements thereof.

     Stockholders of record as of the close of business on March 31, 1998 are entitled to notice of and to vote at the Annual Meeting. A list of stockholders will be available commencing May 10, 1998, and may be inspected for purposes germane to the Annual Meeting during normal business hours prior to the Annual Meeting at the offices of the Company, 5847 San Felipe, Suite 2600, Houston, Texas.

                                        By Order of the Board of Directors




                                        BERNARD L. BIRKEL
                                        Secretary

April 27, 1998




                                 IMPORTANT

          PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED WHITE PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE PROVIDED FOR YOUR CONVENIENCE AND WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. ANY STOCKHOLDER WHO ATTENDS THE ANNUAL MEETING MAY VOTE PERSONALLY ON ALL MATTERS BROUGHT BEFORE THE ANNUAL MEETING AND, IN THAT EVENT, HIS OR HER PROXY WILL NOT BE USED.

                                 MAXXAM INC

                              PROXY STATEMENT
                                    FOR
                       ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD MAY 20, 1998

          This proxy statement (the "Proxy Statement") is furnished to stockholders in connection with the solicitation by the Board of Directors of MAXXAM Inc. (the "Company"), a Delaware corporation, of proxies for use at the Company's Annual Meeting of Stockholders (the "Annual Meeting") to be held on Wednesday, May 20, 1998, and any adjournments or postponements thereof, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The principal executive offices of the Company are located at 5847 San Felipe, Suite 2600, Houston, Texas 77057, telephone (713) 975-7600.

          This Proxy Statement, the accompanying white proxy card and the Notice of Annual Meeting of Stockholders are being mailed, commencing on or about April 27, 1998, to the stockholders of record as of the close of business on March 31, 1998 (the "Record Date"). Only holders of record of the 7,000,597 shares of Common Stock (the "Common Stock") and the 668,856 shares of Class A $.05 Non-Cumulative Participating Convertible Preferred Stock (the "Preferred Stock") of the Company outstanding as of the Record Date are entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote and each share of Preferred Stock is entitled to ten votes on such matters as they are entitled to vote and as may properly come before the Annual Meeting or any adjournments or postponements thereof. The holders of Common Stock, voting separately as a class, are entitled to elect two members of the Company's Board of Directors, and the holders of Common Stock and Preferred Stock, voting together as a single class, are entitled to elect one member of the Company's Board of Directors.

          We cordially invite you to attend the Annual Meeting. Whether or not you plan to attend, please complete, date, sign and promptly return the enclosed white proxy card in the enclosed envelope. The persons authorized to act as proxies at the Annual Meeting, individually or jointly, as listed on the white proxy card are Charles E. Hurwitz, Paul N. Schwartz and Bernard L. Birkel. You may revoke your proxy at any time prior to its exercise at the Annual Meeting by notice to the Company's Secretary, by filing a later-dated proxy or, if you attend the Annual Meeting, by voting your shares of stock in person. Proxies will be voted in accordance with the directions specified thereon or, in the absence of instructions, "FOR" the election of the nominees to the Board of Directors named in this Proxy Statement, "FOR" the reapproval of the MAXXAM 1994 Executive Bonus Plan and approval of amendments to that plan, and "AGAINST" each of the two proposals submitted by certain stockholders of the Company.

          All stockholders as of the Record Date, or their duly appointed proxies, may attend the meeting. Seating, however, is limited. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 8:00 a.m., and seating will be available at approximately 9:00 a.m. Cameras, recording equipment, communication devices or other similar equipment will not be permitted in the meeting room without the prior consent of the Company. In addition, posters, placards or other signs or materials may not be displayed in the meeting room. The meeting will be conducted in accordance with certain procedures established by the Company, which will be available or announced at the Annual Meeting.

          PLEASE NOTE THAT IF YOU HOLD YOUR SHARES IN "STREET NAME" (THAT IS, THROUGH A BROKER OR OTHER NOMINEE), YOU WILL NEED TO BRING A COPY OF A BROKERAGE STATEMENT REFLECTING YOUR STOCK OWNERSHIP AS OF THE RECORD DATE AND CHECK IN AT THE REGISTRATION DESK IN ORDER TO ENSURE ADMISSION TO THE ANNUAL MEETING. ALL STOCKHOLDERS, REGARDLESS OF THEIR FORM OF OWNERSHIP, WILL BE ASKED TO VERIFY THEIR IDENTITY WITH A DRIVER'S LICENSE OR OTHER APPROPRIATE IDENTIFICATION BEARING A PHOTOGRAPH.

          The presence, in person or by proxy, of the holders of shares of the Company's capital stock entitled to cast a majority of the votes entitled to be cast at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting. Under applicable Delaware law, abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. A plurality of the votes present, in person or by proxy, is necessary for the election of directors. With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome. Abstentions may not be specified on the election of directors. A stockholder may, with respect to each other matter specified in the Notice of Annual Meeting of Stockholders, (i) vote "FOR," (ii) vote "AGAINST" or (iii) "ABSTAIN" from voting. An affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required for approval of the other matters presented. Shares represented by proxies that are marked "abstain" on such matters will be counted as shares present for purposes of determining the presence of a quorum; such shares also will be treated as shares present and entitled to vote, which will have the same effect as a vote against such matters. Proxies relating to "street name" shares that are not voted by brokers on one or more but less than all matters will be treated as shares present for purposes of determining the presence of a quorum, but will not be treated as shares present and entitled to vote at the Annual Meeting as to such matter or matters not voted upon.

          PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED WHITE PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. IF YOUR SHARES ARE HELD IN "STREET NAME," ONLY YOUR BANK OR BROKER CAN VOTE YOUR SHARES AND ONLY UPON YOUR SPECIFIC INSTRUCTIONS. PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT HIM OR HER TO VOTE THE WHITE PROXY CARD AS SOON AS POSSIBLE.


                           ELECTION OF DIRECTORS

          The Company's Restated Certificate of Incorporation provides for three classes of directors (excluding the directors elected by the holders of Common Stock as discussed below) having staggered terms of office, with directors of each class to be elected by the holders of the Company's Common Stock and Preferred Stock, voting together as a single class, for terms of three years or until their respective successors have been duly elected and qualified. The Company's Restated Certificate of Incorporation also provides that so long as any shares of the Preferred Stock are outstanding, the holders of Common Stock, voting as a class separately from the holders of any other class or series of stock, shall be entitled to elect, for terms of one year, at each annual meeting, the greater of (i) two directors, or (ii) that number of directors which constitutes 25% of the total number of directors (rounded up to the nearest whole number) to be in office subsequent to such annual meeting.

          All three persons nominated for election to the Board of Directors at the Annual Meeting are currently members of the Board of Directors. Two of the nominees, Stanley D. Rosenberg and Robert J. Cruikshank, have been nominated for election by the holders of Common Stock, voting separately as a class, to hold office until the 1999 Annual Meeting of the Stockholders or until their successors have been duly elected and qualified. The person nominated to stand for election by the holders of Common Stock and Preferred Stock, voting together as a single class, to hold office until the 2001 Annual Meeting of Stockholders is Paul
N. Schwartz. See "Executive Officers and Directors" and "Principal Stockholders" for information concerning each of the nominees and other directors, including the dates on which they first became directors, their business experience during the past five years and the number of shares of the Company's Common Stock and Preferred Stock owned beneficially by each of them as of April 15, 1998. Each of the nominees has consented to serve as a member of the Board of Directors if elected.

          The persons named on the enclosed white proxy card will vote the shares of Common Stock and Preferred Stock represented thereby for the election of the foregoing named nominees, except where authority has been withheld as to a particular nominee or as to all such nominees. Should any nominee decline or be unable to serve as a director of the Company, which is not anticipated, the persons named on the enclosed white proxy card will vote for the election of such other person, if any, as the Board of Directors may recommend.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE THREE NOMINEES NAMED IN THIS PROXY STATEMENT FOR DIRECTOR OF THE COMPANY.


         PROPOSAL TO REAPPROVE THE MAXXAM 1994 EXECUTIVE BONUS PLAN
                      AND APPROVE CERTAIN AMENDMENTS

          The MAXXAM 1994 Executive Bonus Plan (the "Executive Plan"), first adopted by the Board of Directors and approved by the stockholders of the Company in 1994, is hereby submitted to the stockholders of the Company for reapproval in order to continue to secure, to the extent practicable, a tax deduction by the Company for payments of additional compensation to each participant. Reapproval of the Executive Plan will also serve as approval of certain amendments to the Executive Plan as more fully described below. The purpose of the Executive Plan will continue to be to provide performance incentives to each participant, who is or may be a "covered employee" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as it may be amended from time to time (the "Code"), while securing a tax deduction for those payments.

          Earlier this year, amendments to the Executive Plan were adopted by the Section 162(m) Compensation Committee (the "Section 162(m) Committee") and ratified by the Board of Directors, subject to the reapproval of the Executive Plan as amended by the stockholders. These amendments (i) lower the base salary required to participate in the Executive Plan from $600,000 to $500,000, (ii) increase the maximum aggregate annual award payable under the Executive Plan to any participant with respect to any fiscal year from $3 million to $12 million, and (iii) make it clear that the Section 162(m) Committee or any other designated committee of the Board of Directors has the authority to terminate, suspend or amend the Executive Plan. These amendments will increase the flexibility of the Section 162(m) Committee to select participants and develop performance incentives commensurate with the benefits which may be realized by the Company from achieving the established performance
criteria.   Except as described above, the terms of the Executive Plan have not changed since it was first adopted and approved. If the Executive Plan is reapproved by the stockholders, the amendments described above will be retroactively effective to January 1, 1998.

          The Executive Plan is administered by the Section 162(m) Committee which is composed solely of at least two "outside directors" as such term is defined or interpreted for purposes of Section 162(m) of the Code. Pursuant to the terms of the Executive Plan, the Section 162(m) Committee identifies those performance criteria for which each participant is largely responsible and the achievement of which would be of significant benefit to the Company. Prior to the first day of each fiscal year (or during such subsequent period as may be permitted under applicable regulations), the Section 162(m) Committee sets specific performance goals for each participant for such year under each of the following business criteria: (a) improvement in consolidated financial results, (b) the completion of one or more specific business development projects identified by the Section 162(m) Committee, (c) the completion of one transaction or a series of integrated transactions by the Company or one of its affiliates involving an acquisition or disposition of securities or assets from or to nonaffiliated entities with a fair market value greater than $100 million,
(d) improvement in earnings per share, and (e) the achievement of a predetermined level of net income or loss for the principal divisions of the Company and its subsidiaries based upon their respective plans for the year. For each specific performance goal, a predetermined bonus amount can be earned by the participant upon achievement of such goal. Pursuant to existing regulations under Section 162(m) of the Code, the specific goals are set by the Section 162(m) Committee prior to April 1 of each year.

          The Executive Plan is a cash-only plan. As previously noted, participants in the Executive Plan are currently limited to those officers of the Company whose base salary is equal to or in excess of $600,000 and the bonuses earned by each participant currently cannot exceed an aggregate of $3 million per fiscal year. If the Executive Plan is reapproved by the stockholders, the $600,000 threshold will be reduced to $500,000 and the $3
million limit will be increased to $12 million.   In addition, the
Company's President could also become a participant. The Company's Chief Executive Officer, currently the sole participant in the Executive Plan, received a $250,000 bonus under the Executive Plan for 1997. For more information with respect to the bonus paid to the Company's Chief Executive Officer, please see the Report of the Compensation Committees on Executive Compensation contained elsewhere in this Proxy Statement.

          Bonuses under the Executive Plan are payable as soon as practicable following the end of the fiscal year, but in no event until the
Section 162(m) Committee has certified in writing that the performance goals and any other material terms related to the award were in fact satisfied. The Section 162(m) Committee has absolute discretion to reduce any bonus payments earned under the Executive Plan.

          The Executive Plan provides that the Board of Directors may terminate, suspend or amend the Executive Plan, in whole or part, at any time, including the adoption of amendments deemed necessary or advisable provided stockholder approval is obtained if required by Section 162(m) of the Code. If reapproved, the amended Executive Plan will make it clear that the Section 162(m) Committee or any designated subcommittee of the Board of Directors also has this authority.

          THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE "FOR" REAPPROVING THE EXECUTIVE PLAN AND APPROVING THE AMENDMENTS TO THE EXECUTIVE PLAN.


                         FIRST STOCKHOLDER PROPOSAL

          The Company has been notified that certain stockholders of the Company intend to present the proposal set forth below for consideration at the Annual Meeting. The address and stock ownership of each of the proponents will be furnished by the Secretary of the Company to any person, orally or in writing as requested, promptly upon receipt of any oral or written request. Ms. Jill Ratner and Mr. Thomas W. Little, together with the California Public Employees' Retirement System have submitted the following proposal:

          "RESOLVED: That MAXXAM Inc. shareholders request the Board of Directors to change the election of all directors who are elected by the holders of common and preferred stock voting together (General Directors), by providing that, at future elections, such new directors be elected annually and not for staggered terms. This declassification of General Directors shall not affect the separate election of Common Directors as provided in the Articles of Incorporation and shall be phased in in a manner that does not affect the unexpired terms of Directors previously elected."

          STATEMENT IN SUPPORT

          The following statement was also submitted by the stockholders identified above in support of the foregoing proposal:

          "This resolution requests the MAXXAM Inc. Board to end its staggered board system and instead elect all directors annually."

          "Presently, all of the company's General Directors (those directors who are elected by the holders of common and preferred stock voting together) are elected for staggered terms: one-third of the Board is elected each year; each director now serves a three-year term. Annual elections are held only for the Company's two Common Directors, elected exclusively by holders of Common Stock."

          "Studies by the SEC's Chief Economist have shown that adoption of staggered terms for directors tends to depress a company's stock price and may be contrary to shareholder interests."

          "Increasingly, institutional investors are calling for the end of staggered terms for directors, believing boards are less accountable to shareholders when directors do not stand for annual election. Shareholder resolutions to end this staggered system of voting have been receiving ever-larger votes. Many companies have changed this practice, among them Westinghouse, Chemical Bank, Commonwealth Edison of Chicago, and the Equitable companies."

          "Electing corporate directors is a primary avenue for shareholders to influence corporate affairs and exert accountability on management. We strongly believe financial performance is closely linked to corporate governance procedures and the level of management-accountability they impose. We believe staggering directors terms prevents shareholders from annually registering their views on the performance of the board collectively and each director individually."

          "Staggered boards can help insulate directors and senior executives from the consequence of poor performance by denying shareholders an opportunity to replace an entire Board if it pursues questionable or failed policies."

          "For many reasons, we believe MAXXAM Inc.'s staggered board terms should end. If you agree, please vote "yes" on this resolution."

          STATEMENT IN OPPOSITION

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL FOR THE FOLLOWING REASONS:

          At the Company's 1980 Annual Meeting, holders of a majority of the shares voted were cast in favor of creating a classified board of directors. In the late 1980s similar resolutions were passed by the stockholders of many large domestic corporations for a number of reasons,
including ensuring the continuity of experienced board members.   Under the
current structure, two of the Company's five directors are elected each year by the holders of the Company's Common Stock; the remaining directors have staggered terms of office, with one director being elected every three years by the holders of the Company's Common Stock and Preferred Stock voting together as a single class.

          The Board of Directors believes that the Company's Board as currently structured strikes the right balance between flexibility, by providing for the annual election of not less than two directors by the holders of the Company's Common Stock, and continuity and stability, by generally ensuring that at least two of the remaining directors elected by the holders of the Company's Common Stock and Preferred Stock voting together as a single class will have had prior experience in the management of the Company's business. In addition, the Board of Directors believes that directors elected for staggered terms are as accountable to stockholders as they would be if elected annually since the same legal duties and standards of performance apply regardless of the term of service. The Company's stockholders may express their satisfaction or dissatisfaction with the performance of the Board at the annual elections.

          Pursuant to Delaware law and the Company's Restated Certificate of Incorporation, an amendment to the Company's Restated Certificate of Incorporation to effect the proposed change requires the adoption of an amendment by the Board of Directors of the Company followed by the requisite affirmative vote by holders of the outstanding shares of capital stock of the Company entitled to vote thereon. As a result, the adoption of this proposal would not in itself eliminate the Company's classified Board, but would only amount to an advisory recommendation to the Board to take the necessary steps to achieve a declassified Board.

          The Board of Directors continues to believe that the Company's classified Board is in the best interests of the Company and its stockholders.

          FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL.


                        SECOND STOCKHOLDER PROPOSAL

          The Company has been notified that the following stockholder of the Company intends to present the proposal set forth below for consideration at the Annual Meeting. The address and stock ownership of the proponent will be furnished by the Secretary of the Company to any person, orally or in writing as requested, promptly upon receipt of any oral or written request.

          PROPOSAL AND STATEMENT IN SUPPORT

          The As You Sow Foundation has submitted the following proposal:

          "Whereas:

          - MAXXAM subsidiary Pacific Lumber Co. owns the last substantial stands of old-growth redwoods in private hands anywhere in the world.

          - The protection of these cathedral-like groves and the ecological system upon which they depend has been a focus of public concern and action.

          - The efforts by Pacific Lumber to log old-growth redwood have resulted in widespread public opposition, extensive negative publicity for MAXXAM in the national media, and intensified public scrutiny of all of MAXXAM's operations.

          - In February 1997, MAXXAM's second largest institutional investor, California Public Employees Retirement System, warned that MAXXAM's stated intention to cut the ancient redwood will, if acted upon, significantly harm the long term value of MAXXAM... (P)erhaps the most significant result will be MAXXAM's resulting reputation in the market; you will be perceived as a pariah, unable to easily raise new capital when needed.'

          - Public opposition to the logging of old-growth redwood has led to more than 1000 lumber yards and retailers to agree not to sell it, including Home Depot, the largest do-it-yourself retail chain.

          - Pacific Lumber's forest practices have attracted litigation. Since 1988, Pacific Lumber, has faced at least 20 separate state and federal actions regarding its forest product operations.

          - Pacific Lumber's forest practices have led to increased scrutiny from regulators. In December 1997, the California Department of Forestry notified the Company that it was poised to deny or revoke the company's timber operation license based on the Company's patterns of violations of California forestry law.

          - We believe current controversies regarding old-growth logging and forest management policy threaten the Company's long-term financial success and are of profound financial and ethical concern to the shareholders. Pacific Lumber operations constitute only 10.4 % of MAXXAM's total revenues.

          - Should the Company end old-growth logging, it will be left with ample acreage for future responsible forest management. Only 14 percent of the Company's 200,000 acres of forestlands contain old growth trees."

          "RESOLVED: That Shareholders request the Company to prepare a report on strategies for ending all operations that cut, damage, remove, mill or otherwise involve old-growth trees, while developing forest management policies supporting sustainable forests that are based on conservation science and environmental ethics and which provide a just transition for employees and their communities."

          STATEMENT IN OPPOSITION

          THE BOARD OF DIRECTORS AND MANAGEMENT OF THE COMPANY RECOMMEND A VOTE "AGAINST" THE ADOPTION OF THE ABOVE RESOLUTION.

          The Board of Directors and management of the Company are opposed to the adoption of the proposed resolution. The proposal is aimed at requiring The Pacific Lumber Company and the Company (collectively, for purposes of this Statement in Opposition, the "Company") to take certain adverse actions regarding the management of its timber assets, including some of the Company's most valuable timber assets. These are matters which have previously been conducted according to decisions of management of the Company acting in the ordinary course of business. Considering the myriad and complicated factors involved in the ownership and management of the Company's over 200,000 acres of timberland, including a variety of California and federal laws and regulations dealing with timber harvesting, threatened and endangered species and habitat for such species, and air and water quality, the officers, directors and management of the Company are better positioned and qualified to direct the manner in which these assets are best used and managed. The Board of Directors and the management of the Company also believe that the Company's forest management policies support sustainable forestry, are scientifically based, and are environmentally sound.

          Moreover, the proposal effectively seeks to require the Company to discontinue production and sale of premium upper grade wood products-- the Company's most valuable lumber product line. Although in fiscal 1997 the volume of shipments of all upper grade redwood and Douglas-fir lumber comprised only 16% of the Company's total overall lumber shipments, sales of these products constituted 35% of the Company's overall lumber sales. The volume-revenue disparity is even greater with respect to the Company's more premium upper grade products, the substantial portion of which are derived from old growth trees.

          Finally, the Board of Directors and management believe that the Company has taken significant steps with respect to constructively resolving the issues surrounding its old growth timberlands. On September 28, 1996, after long and intense negotiations, the Company entered into the much publicized Headwaters Agreement with representatives of the United States and California. The Headwaters Agreement would permanently preserve 7,500 acres of forest land, approximately 5,600 acres of which would come from the Company (including the Headwaters and Elk Head Springs virgin old growth forests and protective buffer zones). The other approximately 1,900 acres to be preserved would be acquired from a third party. In exchange, the Company would receive (a) property and other consideration from the United States and California having an aggregate fair market value of $300 million, and (b) approximately 7,755 acres of adjacent timberlands.

          Certain important milestones have been achieved toward completion of the Headwaters Agreement. In November 1997, President Clinton signed an appropriations bill which contains authorization for the expenditure of $250 million of federal funds toward consummation of the Headwaters Agreement. On February 27, 1998, the Company and representatives of the United States and California entered into an agreement in principle regarding certain understandings they had reached with respect to three conditions to completion of the Headwaters Agreement--approval of a habitat conservation plan covering multiple species, issuance of a related incidental take permit, and approval of a long-term sustained yield plan. While substantial work is yet to be done by all parties to the Headwaters Agreement to effectuate the transactions contemplated, the Company stands by the Headwaters Agreement, believing that it maximizes the value of these assets for the Company's stockholders and serves well the interests of the Company.

          FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS AND MANAGEMENT OF THE COMPANY URGE THAT YOU VOTE "AGAINST" THIS PROPOSAL.


                               OTHER BUSINESS

          Neither the Board of Directors nor management intends to bring before the Annual Meeting any business other than the matters referred to in the Notice of Annual Meeting of Stockholders and this Proxy Statement. Nor is any stockholder entitled under the Company's Amended and Restated By-Laws to bring any such other matter before the Annual Meeting. Nonetheless, if any other business should properly come before the meeting, or any postponement or adjournment thereof, the persons named on the enclosed white proxy card will vote on such matters according to their best judgment.


                 THE BOARD OF DIRECTORS AND ITS COMMITTEES

          The Board of Directors of the Company (sometimes referred to herein as the "Board") held five meetings and acted by written consent on 17 occasions during 1997. In addition, management confers frequently with directors on an informal basis to discuss Company affairs. During 1997, no director attended fewer than 75% of the meetings of the Board. With the exception of Mr. Rosenberg, who was absent from one of the two meetings held by the Audit Committee, no director attended fewer than 75% of the aggregate of the meetings of the committees on which he served.

          The Board of Directors of the Company has the following standing committees: Executive, Audit, Conflicts and Compliance, Compensation Policy, and Section 162(m) Committees. The Board does not have a standing nominating committee nor does it have any committee performing a similar function.

          The Executive Committee meets on call and has authority to act on most matters during the intervals between meetings of the entire Board of Directors. Its current members are Messrs. Hurwitz (Chairman) and Levin. The Executive Committee held no meetings and did not act by written consent during 1997.

          The Audit Committee meets with the appropriate financial and legal personnel, internal auditors, and independent public accountants and reviews the internal controls of the Company and the objectivity and appropriateness of its financial statements and reports. It also reports to the Board of Directors on the major accounting policies and principles adopted by the Company and recommends to the Board the appointment and retention of the independent auditors of the Company. Further, the Audit Committee supervises and directs the financial reporting, affairs, policies and procedures of the Company. Messrs. Levin (Chairman) and Rosenberg served as members of this committee, which met on two occasions during 1997 and did not act by written consent.

          The Conflicts and Compliance Committee (i) ensures that appropriate policies with regard to employee conduct pursuant to legal and ethical business standards are formulated, maintained, periodically reviewed and properly implemented and enforced, (ii) reviews possible conflicts of interest, (iii) establishes, maintains, governs and enforces policies regarding sensitive payments, insider trading with regard to the Company's equity securities and similar policies. Messrs. Rosenberg (Chairman), Cruikshank and Levin served as members of this committee, which met on three occasions during 1997 and did not act by written consent.

          The Compensation Policy Committee (the "Policy Committee") reviews and approves proposals concerning or related to (i) the establishment or change of benefit plans, or material amendments to existing benefit plans, and (ii) salaries or other compensation, including payments awarded pursuant to bonus and benefit plans maintained by the Company and its subsidiaries and to all executive officers and other employees of the Company and its subsidiaries. However, the Policy Committee is not responsible for the administration of, amendments to and awards pursuant to the Executive Plan or the 1994 Omnibus Employee Incentive Plan (the "Omnibus Plan"). Messrs. Cruikshank, Levin (Chairman) and Rosenberg served as members of this committee. The Policy Committee met on four occasions and took action by unanimous written consent once during 1997.

          The Section 162(m) Committee has the authority to administer and make amendments to the Executive Plan and the Omnibus Plan and such other plans or programs, if any, as are intended to comply with the provision of
Section 162(m) of the Code. The Section 162(m) Committee establishes criteria to be used in determining awards to be made pursuant to the Executive Plan, while retaining the right to reduce any such awards through its power of negative discretion, and approves awards made pursuant to the Omnibus Plan. Messrs. Cruikshank (Chairman) and Rosenberg served as members of this committee. During 1997, this committee met on six occasions and took action by unanimous written consent once.

DIRECTOR COMPENSATION

          Each of the directors who were not employees of or consultants to the Company received a fee of $30,000 for the 1997 calendar year. Non-employee directors were also entitled to receive an annual fee of $1,500 for each Board committee they chaired. Messrs. Cruikshank, Levin and Rosenberg received an aggregate of $31,500, $33,000 and $31,500, respectively, in payment of such director and committee chairman fees during 1997. No additional compensation for attending Board or committee meetings was paid to directors. Directors were reimbursed for travel and other disbursements relating to Board and committee meetings. Fees to directors who were also employees of the Company were deemed to be included in their salary. Non-employee directors of the Company who also served as directors of the Company's majority-owned subsidiaries, Kaiser Aluminum Corporation ("Kaiser") and/or Kaiser Aluminum & Chemical Corporation ("KACC"), also received from Kaiser and KACC additional director or committee fees and were reimbursed by Kaiser and KACC for expenses pertaining to their services in such capacities. During 1997, Messrs. Cruikshank and Levin received an aggregate $35,500 and $39,500, respectively, in such director and committee fees from Kaiser and KACC (excluding any expense reimbursement).

          All non-employee directors are eligible to participate in a deferred compensation program. By executing a Deferred Fee Agreement, a non-employee director may defer all or part, in 25% increments, of the director's fees received from the Company for service in such capacity for any calendar year. The designated percentage of deferred fees are credited to a book account as of the date such fees would have been paid to the director and are deemed "invested" in two investment choices, again in 25% increments, of phantom shares of the Company's Common Stock and/or in an account bearing interest calculated using one-twelfth of the sum of the prime rate plus 2% on the first day of each month. Deferred director's fees, including all earnings credited to the book account, will be paid in cash to the director or beneficiary as soon as practicable following the date the director ceases for any reason to be a member of the Board, either in a lump sum or in a specified number of annual installments not to exceed ten, at the director's election. Mr. Levin is the only director who has elected to defer his director's fees, with such fees having been deferred since September 1, 1994.

          Non-employee directors are also eligible to participate in the Company's 1994 Non-Employee Director Stock Plan (the "Non-Employee Director Plan") which was amended as of December 11, 1997, to increase the size of the annual option grants from 300 to 600 shares and provide increased flexibility with respect to the granting of options to non-employee directors. Pursuant to such plan, each eligible director receives an initial grant of an option to purchase, at the discretion of the Board or any committee thereof, at least 500 shares of Common Stock the day following the first annual meeting after such eligible director is first elected or appointed by the Board to be a director. Thereafter, each eligible director is granted an option to purchase 600 shares of Common Stock each year the day following the annual meeting. The exercise price of the options per share is the closing price of the Common Stock as reported by the American Stock Exchange on the date the option is granted. Each option granted under the Non-Employee Director Plan becomes exercisable as to 25% of the shares on the first, second, third and fourth anniversaries of the date of the grant. Messrs. Cruikshank, Levin and Rosenberg each received options to purchase 300 shares of the Company's Common Stock on each of May 23, 1997, at an exercise price of $44.875 per share, and on December 12, 1997, following the amendment of the Non-Employee Director Plan, at an exercise price of $41.50 per share.


                      EXECUTIVE OFFICERS AND DIRECTORS

          The following table sets forth certain information as of April 15, 1998, with respect to the executive officers and directors of the Company. All officers and directors hold office until their respective successors are elected and qualified or until their earlier resignation or removal.


          NAME            POSITIONS AND OFFICES WITH THE COMPANY
 --------------------- -------------------------------------------
 Charles E. Hurwitz    Chairman of the Board and Chief Executive
                            Officer
 Paul N. Schwartz      Director, President, Chief Operating
                            Officer and Chief Financial Officer
 John T. La Duc        Senior Vice President
 Robert E. Cole        Vice President--Federal Government Affairs
 Diane M. Dudley       Vice President--Chief Personnel Officer
 Robert W. Irelan      Vice President--Public Relations
 Ronald L. Reman       Vice President--Taxes
 Bernard L. Birkel     Secretary and Managing Counsel--Corporate
 Elizabeth D. Brumley  Assistant Controller
 J. Kent Friedman      Acting General Counsel
 Robert J. Cruikshank  Director
 Ezra G. Levin         Director
 Stanley D. Rosenberg  Director


          Charles E. Hurwitz. Mr. Hurwitz, age 57, has served as a member of the Board of Directors and the Executive Committee of the Company since August 1978 and was elected as Chairman of the Board and Chief Executive Officer of the Company in March 1980. He also served the Company as President from January 1993 to January 1998. Since January 1974, Mr. Hurwitz has also been Chairman of the Board and Chief Executive Officer of Federated Development Company ("Federated"), a New York business trust primarily engaged in the management of real estate investments, and a principal stockholder of the Company. In December 1994, he was appointed
Vice Chairman of the Board of KACC.   Mr. Hurwitz has served as a director
of Kaiser since October 1988 and of KACC since November 1988. Since May 1982, he has been Chairman of the Board and Chief Executive Officer, and since January 1, 1993, President, of MAXXAM Group Inc. ("MGI"), a subsidiary of the Company engaged in forest products operations. Mr. Hurwitz has also been, since its formation in November 1996, Chairman of the Board, President and Chief Executive Officer of MAXXAM Group Holdings Inc. ("MGHI"), a wholly owned subsidiary of MAXXAM and MGI's parent. From May 1986 until February 1993 he served as a director of The Pacific Lumber Company ("Pacific Lumber"). Mr. Hurwitz has also served, since May 1993 and October 1995, respectively, as a director and Chairman of the Board of SHRP General Partner, Inc. ("SHRP GP"), the managing general partner of Sam Houston Race Park, Ltd., which operates a horse racing facility in Texas.

          Paul N. Schwartz. Mr. Schwartz, age 52, was named a director, President and Chief Operating Officer of the Company in January 1998, and has served as Chief Financial Officer of the Company since January 1995. Mr. Schwartz is a nominee for reelection as a director of the Company to serve until the 2001 Annual Meeting of Stockholders. He previously served as Executive Vice President of the Company from January 1995, Senior Vice President--Corporate Development of the Company from June 1987 until December 1994, and Vice President--Corporate Development of the Company from July 1985 to June 1987. Mr. Schwartz has also served as a Vice President of MGI, Pacific Lumber and Scotia Pacific Holding Company ("Scotia Pacific"), a wholly owned subsidiary of Pacific Lumber, since May 1987, January 1987 and November 1992, respectively, and as Chief Financial Officer of MGI, Pacific Lumber and Scotia Pacific, since February 1995. He has served as a director of Pacific Lumber and Scotia Pacific since February 1993, and as a director of MGI since January 1994. Mr. Schwartz has also served as Vice President, Chief Financial Officer and director of MGHI since its formation in November 1996. Since May 1993, he has also served as a director and a Vice President of SHRP GP. Mr. Schwartz also serves as Chairman of the Board and sole executive officer of United Financial Group, Inc. ("UFG"), and is a director of SLM Funding Corporation, a subsidiary of the Student Loan Marketing Association.

          John T. La Duc. Mr. La Duc, age 55, has served as Senior Vice President of the Company since September 1990. He has also been a Vice President and director of MGI since October 1990 and January 1994, respectively. Mr. La Duc served the Company and MGI as Chief Financial Officer from September 1990 until December 1994 and February 1995, respectively. He has also served Kaiser as a Vice President since June 1989 and as Chief Financial Officer since May 1990. Mr. La Duc has served KACC as a Vice President since June 1989 and Chief Financial Officer since January 1990. He served as Kaiser's Treasurer from August 1995 until February 1996, and from January 1993 until April 1993, and as KACC's Treasurer from June 1995 until February 1996, and from January 1993 until April 1993. Mr. La Duc also currently serves as a director and Vice President of MGHI, Pacific Lumber and Scotia Pacific. Mr. La Duc previously served as Chief Financial Officer of Pacific Lumber and of Scotia Pacific from October 1990 and November 1992, respectively, until February 1995.

          Robert E. Cole. Mr. Cole, age 51, has served the Company as Vice President--Federal Government Affairs since September 1990. Since March 1981, he has also served as a Vice President of KACC. In addition, Mr. Cole has served as Vice President--Federal Government Affairs for MGI and Pacific Lumber since September 1990. He is currently Chairman of the United States Auto Parts Advisory Committee to the United States Congress.

          Diane M. Dudley. Ms. Dudley, age 57, has served as Vice President--Chief Personnel Officer of the Company since May 1990. Since November 1995, Ms. Dudley has also served as a Vice President of Pacific Lumber. From June 1987 until May 1990, she was Vice President--Personnel and Administration of the Company. From December 1983 until June 1987, Ms. Dudley served as Assistant Vice President--Personnel of the Company.

          Robert W. Irelan. Mr. Irelan, age 61, has served the Company as Vice President--Public Relations since September 1990. He has also served as Vice President--Public Relations of MGI and Pacific Lumber since September 1990. Mr. Irelan served as Vice President--Public Relations of KACC from February 1988 until his retirement from KACC on March 31, 1997. From June 1985 to February 1988, he served as Divisional Vice President-- Corporate Public Relations of KACC, and from 1968 to June 1985 Mr. Irelan served KACC and certain affiliated companies in a variety of positions.

          Ronald L. Reman. Mr. Reman, age 40, has served as Vice President--Taxes of the Company since September 1992. Mr. Reman served the Company as Director of Taxes from October 1986 until September 1992. From July 1984 until October 1986, Mr. Reman was a Senior Manager in the Tax Department of the New York office of Price Waterhouse after having served seven years with the New York office of Coopers & Lybrand. Mr. Reman also serves as Vice President--Taxes of MGHI, MGI, Scotia Pacific, Pacific Lumber and certain other subsidiaries of the Company, and as Assistant Treasurer of Kaiser and KACC.

          Bernard L. Birkel. Mr. Birkel, age 48, was named Secretary of the Company in May 1997, and has served MGHI, MGI, Scotia Pacific, Pacific Lumber and SHRP GP in such capacity since May 1997. He has also served as Managing Counsel--Corporate of the Company since May 1997. Prior to that, Mr. Birkel was Assistant Secretary of the Company and MGI from May 1991, Scotia Pacific from November 1992 and MGHI from November 1996. He served as Senior Corporate Counsel of the Company from August 1992 until May 1997. Prior to joining the Company as Corporate Counsel in August 1990, Mr. Birkel was a partner in the Houston law firm of Woodard, Hall & Primm, P.C.

          Elizabeth D. Brumley.  Ms. Brumley, age 39, joined the Company in
August 1996 and was named Assistant Controller in December 1997.   Prior to
joining the Company, Ms. Brumley worked for GulfMark International, Inc., where she served as Controller from 1990 until joining the Company. Ms. Brumley was a senior auditor with Arthur Andersen LLP prior to joining GulfMark in December 1987.

          J. Kent Friedman. Mr. Friedman, age 54, was appointed Acting General Counsel of the Company as of March 5, 1998. Mr. Friedman has been a partner of Mayor, Day, Caldwell & Keeton, L.L.P., a Houston law firm, since 1982. Prior to such time Mr. Friedman was a partner at Butler & Binion, also a Houston law firm. Mr. Friedman has also served as a director of SHRP GP since October 1995.

          Robert J. Cruikshank. Mr. Cruikshank, age 67, has served as a director of the Company since May 1993. Mr. Cruikshank is a nominee for reelection as a director of the Company to serve until the 1999 Annual Meeting of Stockholders. In addition, he has served as a director of Kaiser and KACC since January 1994. Mr. Cruikshank was a Senior Partner in the international public accounting firm of Deloitte & Touche from December 1989 until his retirement from that firm in March 1993. Mr. Cruikshank served on the board of directors of Deloitte Haskins & Sells from 1981 to 1985 and as Managing Partner from June 1974 until its merger with Touche Ross & Co. in December 1989. Mr. Cruikshank also serves as a director and on the Compensation Committee of Houston Industries Incorporated, a public utility holding company with interests in electric utilities, coal and transportation businesses; as a director of Texas Biotechnology Incorporated; as a trust manager of Weingarten Realty Investors; as a director of American Residential Services, Inc.; and as advisory director of Compass Bank--Houston.

          Ezra G. Levin. Mr. Levin, age 64, was first elected a director of the Company in May 1978. He has served as a director of Kaiser and KACC since July 1991 and November 1988, respectively, and also served as a director of Kaiser from April 1988 to May 1990. Since February 1993, Mr. Levin has served as a director of Pacific Lumber and Scotia Pacific. From January 1974 through December 1995, he served as a trustee of Federated. From May 1982 through December 1993, he also served as a director of MGI. Mr. Levin is a partner in the law firm of Kramer, Levin, Naftalis & Frankel.

          Stanley D. Rosenberg. Mr. Rosenberg, age 66, was first elected to the Board of Directors of the Company in June 1981 and is a nominee for reelection as a director of the Company to serve until the 1999 Annual Meeting of Stockholders. Mr. Rosenberg is a partner in the law firm of Rosenberg, Tuggey, Agather, Rosenthal & Rodriquez. Mr. Rosenberg was a partner in the law firm of Oppenheimer, Rosenberg & Kelleher, Inc. from its inception in 1971 until February 1990, from which time he served as Of Counsel to that firm through June 1993.




                           PRINCIPAL STOCKHOLDERS

          The following table sets forth, as of April 15, 1998, unless otherwise indicated, the beneficial ownership of the Company's Common Stock and Preferred Stock by (i) those persons known by the Company to own beneficially more than 5% of the shares of any class then outstanding, (ii) each of the executive officers named in the Summary Compensation Table,
(iii) each of the directors or nominees for director, and (iv) all directors and executive officers of the Company as a group.


                                                                                                                        Combined
                      Name of                                                          Number                % of      % of Voting
                 Beneficial Owner                        Title of Class             of Shares(1)             Class      Power(2)
 ------------------------------------------------  ------------------------- --------------------------  ------------ ------------
 Federated Development Inc.(3)                            Common Stock            1,750,480(4)(5)           24.9         61.0
                                                        Preferred Stock             661,377                 98.9
 The Stockholder Group(3)                                 Common Stock            2,685,698(4)(5)(6)(7)     38.2         68.8
                                                        Preferred Stock             703,074(8)              99.1
 BankAmerica Corporation                                  Common Stock              483,200(9)               6.9          3.5
 David M. Knott                                           Common Stock              359,100(10)              5.1          2.6
 Robert J. Cruikshank                                     Common Stock                1,950(7)                 *            *
 Charles E. Hurwitz(11)                                   Common Stock            2,683,396(4)(5)(6)(12)    38.2         68.8
                                                        Preferred Stock             702,941(8)(13)          99.1
 John T. La Duc                                                --                        --                   --           --
 Ezra G. Levin                                            Common Stock                1,950(7)(12)             *            *
 Ronald L. Reman                                          Common Stock                  549(14)                *            *
 Stanley D. Rosenberg                                     Common Stock                2,950(7)                 *            *
 Paul N. Schwartz                                         Common Stock               30,584(15)                *            *
 Byron L. Wade                                            Common Stock                  646                    *            *
 All directors and executive officers of the              Common Stock            2,725,678(4)(6)(16)       38.7         69.0
      Company as a group (13 persons)                   Preferred Stock             702,941(8)(13)          99.1

---------------

*    Less than 1%.
(1) Unless otherwise indicated, the beneficial owners have sole voting and investment power with respect to the shares listed in the table. Includes the number of shares such persons would have received on April 15, 1998, if any, for their exercisable stock appreciation rights ("SARs") (excluding SARs payable in cash only) exercisable within 60 days of such date if such rights had been paid solely in shares of Common Stock. Also includes the number of shares of Common Stock credited to such person's stock fund account under the Company's 401(k) savings plan as of February 28, 1998.
(2) The Company's Preferred Stock is generally entitled to ten votes per share on matters presented to a vote of the Company's stockholders.
(3) Federated Development Inc. ("FDI") is a wholly owned subsidiary of Federated. FDI, Federated, Federated Development Investments, LLC ("FDILLC"), the Hurwitz Investment Partnership L.P., the Hurwitz 1992 Investment Partnership L.P., Messrs. Hurwitz and Levin, and Mr. James
     H. Paulin, Jr., Secretary and Treasurer of Federated, may be deemed a "group" (the "Stockholder Group") within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The address of FDI is 5847 San Felipe, Suite 2600, Houston, Texas 77057. The address of the Stockholder Group is c/o Ezra G. Levin, Esq., Kramer, Levin, Naftalis & Frankel, 919 Third Avenue, New York, New York 10022.
(4) Includes 60,000 shares owned by FDILLC. FDILLC is a Texas limited liability company which is owned 79% by FDI and 21% by Mr. Hurwitz, and of which FDI is the managing member.
(5) Includes options to purchase 21,029 shares of Common Stock held by FDI.
(6) Includes (a) 1,669,451 shares of Common Stock owned by FDI as to which Mr. Hurwitz indirectly possesses voting and investment power, (b) 30,201 shares of Common Stock separately owned by Mr. Hurwitz's spouse and as to which Mr. Hurwitz disclaims beneficial ownership, (c) 46,500 shares of Common Stock owned by the Hurwitz Investment Partnership .P., a limited partnership controlled by Mr. Hurwitz and his spouse, 23,250 of which shares were separately owned by Mr. Hurwitz's spouse prior to their transfer to such limited partnership and as to which Mr. Hurwitz disclaims beneficial ownership, (d) 101,214 shares of Common Stock owned by the 1992 Hurwitz Investment Partnership L.P., of which 50,607 shares are owned by Mr. Hurwitz's spouse as separate property and as to which Mr. Hurwitz disclaims beneficial ownership, and (e) 755,001 shares of Common Stock held directly by Mr. Hurwitz.
(7) Includes options exercisable within 60 days of April 15, 1998 to purchase 950 shares of Common Stock.
(8) Includes options exercisable within 60 days of April 15, 1998 to purchase 40,500 shares of Preferred Stock held by Mr. Hurwitz.
(9) Information is based solely on Amendment No. 7 to the Schedule 13D filed with the SEC dated December 3, 1997 (the "BankAmerica 13D"), on behalf of BankAmerica Corporation ("BAC") and Bayview Holdings, Inc. ("Bayview Holdings"), Robertson, Stephens & Company Investment Management, L.P. ("Investment Advisor"), and Robertson, Stephens & Company Investment Management Co. ("Robertson Parent"), each of which are subsidiaries of BAC. The BankAmerica 13D provides that it relates to the direct beneficial ownership in 480,900 of such shares by The Contrarian Fund, The Robertson Stephens Orphan Fund, The Robertson Stephens Orphan Offshore Fund, The Robertson Stephens Partners Fund, and The Robertson Stephens Global Natural Resources Fund (collectively, the "Funds"), and the indirect beneficial ownership of Bayview Investors, Ltd. ("Bayview"), Investment Advisor, Robertson, Stephens & Company Private Equity Group, L.L.C. ("Private Equity Group"), Bayview Holdings, BAC and Robertson Parent in the shares of the Company held by the Funds. The BankAmerica 13D also includes shares held in the Bank of America 401K Mid Cap Stock Fund. BAC is the direct and indirect parent of Robertson Parent and Bayview Holdings, respectively. Bayview Holdings directly and indirectly controls the general partners and investment advisors for each of the Funds. The business address of each of the Funds, Bayview, Investment Advisor, Bayview Holdings, and the Private Equity
     Group is is 555 California Street, San Francisco, California 94104. The business address of BAC and Robertson Parent is Corporate Secretary's Office #13018, 555 California Street, San Francisco, California 94104.
(10) Information is based solely on Schedule 13D filed with the SEC on February 11, 1998 (the "D.M. Knott 13D"). The D.M. Knott 13D was filed by Mr. David M. Knott, the General Partner of Knott Partners, L.P. (the "Partnership"), a New Jersey limited partnership that invests in securities that are sold in the public markets. The D.M. Knott 13D indicates that Mr. Knott has sole voting and dispositive power with respect to 206,000 of such shares and shared voting and dispositive power with respect to 153,100 of such shares. The D.M. Knott 13D also indicates that 153,100 of such shares are owned on behalf of other persons or entities having the right to receive and the power to direct the receipt of dividends from, and proceeds from the sale of, such shares. The business address of Mr. Knott is 485 Underhill Boulevard, Suite 205, Syosset, New York 11791-3419.
(11) Mr. Hurwitz serves as a trustee of Federated, and together with members of his immediate family and trusts for the benefit thereof, owns all of the voting shares of Federated, and his positions include Chairman of the Board and Chief Executive Officer of the Company, membership on the Company's Executive Committee and Chairman of the Board, President and Chief Executive Officer of Federated. By reason of the foregoing and his relationship with the members of the Stockholder Group, Mr. Hurwitz may be deemed to possess shared voting and investment power with respect to the shares held by the Stockholder Group.
(12) Does not include shares owned by other members of the Stockholder
     Group.
(13) Includes 661,377 shares of Preferred Stock owned by FDI as to which Mr. Hurwitz possesses voting and investment power and 1,064 shares of Preferred Stock held directly by Mr. Hurwitz.
(14) Consists of 549 shares of Common Stock, which is the number of shares Mr. Reman would have received on April 15, 1998 for 2,000 SARs exercisable within 60 days of such date, if such SARs had been paid solely in shares of Common Stock.
(15) Includes 1,099 shares of Common Stock, which is the number of shares Mr. Schwartz would have received on April 15, 1998 for 4,000 SARs exercisable within 60 days of such date, if such SARs had been paid solely in shares of Common Stock. Also includes options to purchase 15,000 shares of Common Stock exercisable within 60 days of April 15, 1998, and 10,749 shares of Common Stock owned by a trust of which Mr. Schwartz and his spouse are trustees.
(16) The Stockholder Group beneficially owns 2,685,698 of such shares. As to the remaining shares, the directors and officers owning such shares have sole voting and investment power with respect to all such shares except (i) 10,749 owned by a trust of which an officer and his spouse are trustees, (ii) options exercisable within 60 days of April 15, 1998 to purchase 38,879 shares of Common Stock, and (iii) 4,148 shares of Common Stock which would have been received on April 15, 1998 for 11,000 SARs exercisable within 60 days of such date, if such SARs had been paid solely in shares of Common Stock.


                           EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

          The following table sets forth compensation information, cash and non-cash, for each of the Company's last three completed fiscal years with respect to the Chief Executive Officer and the four most highly compensated executive officers of the Company (collectively referred to as the "named executive officers") for the fiscal year ended December 31, 1997:



                                                                                     LONG-TERM COMPENSATION
                                                                             -----------------------------------

                                              ANNUAL COMPENSATION                      AWARDS              PAYOUTS
                                  ------------------------------------------ -------------------------   ----------
         (A)              (B)           (C)      (D)            (E)                (F)          (G)          (H)          (I)
                                                                    OTHER      RESTRICTED
       NAME AND                                                    ANNUAL         STOCK       OPTIONS/      LTIP       ALL OTHER
      PRINCIPAL                       SALARY          BONUS     COMPENSATION    AWARD(S)        SARS       PAYOUTS   COMPENSATION
       POSITION          YEAR           ($)            ($)         ($)(1)        ($)(2)         (#)          ($)          ($)
--------------------- ----------  -------------- -------------- ------------  ------------- ------------ ---------- ---------------

Charles E. Hurwitz,      1997            671,736     450,000              --       -0-            32,500    -0-          107,160(3)
     Chief Executive     1996            645,900     450,000              --       -0-            22,500    -0-          102,885(3)
     Officer and         1995            633,235     450,000              --       -0-            22,500    -0-          100,985(3)
     Chairman of the
     Board

Paul N. Schwartz,        1997            338,000     275,000              --       -0-            15,000    -0-           56,333(3)
     Director,           1996            325,000     250,000              --       -0-               -0-    -0-           54,750(3)
     President, Chief    1995            290,850     218,307(4)           --       -0-            10,000    -0-           48,476(3)
     Operating
     Officer and
     Chief Financial
     Officer

John T. La Duc,(5)       1997            260,000     184,000(6)           --       -0-               -0- 44,236(7)        13,000(8)
     Senior Vice         1996            260,000      83,200(6)           --       -0-               -0-    -0-(7)         5,200(8)
     President           1995            248,333     130,000(6)           --       -0-               -0-    -0-           12,417(8)

Byron L. Wade,(9)        1997            257,589     175,000              --       -0-            17,500    -0-           45,038(3)
     Senior Vice         1996            214,200     165,000              --       -0-               -0-    -0-           38,130(3)
     President and       1995            196,660     128,355              --       -0-             5,000    -0-           35,499(3)
     Chief Legal
     Officer

Ronald L. Reman          1997            175,008     157,500              --       -0-             5,000    -0-           32,650(3)
     Vice President--    1996            159,120     150,000              --       -0-               -0-    -0-           29,868(3)
     Taxes               1995            156,000     132,500              --       -0-             5,000    -0-           29,380(3)

---------------

(1) Excludes perquisites and other personal benefits because the aggregate amount of such compensation is the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer.
(2) No named executive officer held restricted stock of the Company or Kaiser at fiscal year end 1997.
(3) Includes the following aggregate amounts accrued for 1997, 1996 and 1995, respectively, in respect of the MAXXAM Inc. Revised Capital Accumulation Plan of 1988, pursuant to which, in general, benefits vest 10% annually and are payable upon the earlier of (i) January 1, 1998 (with respect to participants who were also participants under a former plan on December 31, 1987), and (ii) termination of employment with the Company: Mr. Hurwitz--$100,760, $96,885, and $94,985; Mr.
     Schwartz--$50,700, $48,750, and $43,628; Mr. Wade--$38,638, $32,130,
     and $29,499; and Mr. Reman--$26,250, $23,868,  and $23,400.
     Additionally, these amounts include matching contributions by the Company under its 401(k) savings plan for 1997, 1996, and 1995, respectively, as follows: Mr. Hurwitz--$6,400, $6,000, and $6,000; Mr. Schwartz--$5,633, $6,000, and $4,848; Mr. Wade--$6,400, $6,000,
     and $6,000; and Mr. Reman--$6,400, $6,000, and $5,980.
(4) Pursuant to Mr. Schwartz's former employment agreement, his personal loan from the Company outstanding on the date of the agreement was forgiven in the amount of $20,000 in 1995, which amount is included here as additional bonus compensation.
(5) Mr. La Duc received his compensation for all three years principally from KACC; however, the Company reimbursed KACC for certain allocable costs associated with the performance of services for the Company by Mr. La Duc. The table reflects Mr. La Duc's total compensation, rather than any allocated part of such compensation.
(6) Includes $50,000 per year (to be paid over two-year periods) awarded for 1997, 1996 and 1995, for which the Company reimburses KACC.
(7) The long-term component of KACC's incentive compensation program provides incentive compensation based on performance against goals over rolling three-year periods. The first installment for the 1994-1996 period was distributed in March 1997 and the amount shown in the table reflects the market value of the stock portion of the grant on the date of distribution. The second installment was distributed in March 1998. The total award for the 1995-1997 period for Mr. La Duc was $164,900. The first installment for the 1995-1997 period was paid in March 1998. Additional information with respect to the long-term component of KACC's incentive compensation program is set forth below under the caption "Long-Term Incentive Plan Awards Table."
(8) Amount represents contributions under the KACC 401(k) savings plan and the KACC Supplemental Benefits Plan by KACC.
(9) Mr. Wade resigned from the Company effective March 31, 1998. Mr. Friedman is currently serving as Acting General Counsel of the Company until a permanent successor is named.



OPTION/SAR GRANTS TABLE

          The following table sets forth certain information concerning stock options or SARs granted in fiscal year 1997 to any of the named executive officers:

                                                                                                                    Grant
                                              Individual Grants                                                   Date Value
 -----------------------------------------------------------------------------------------------------------  --------------------
               (a)                       (b)                (c)                (d)                (e)                 (f)
                                                        % of Total
                                         # of            Options/
                                      Securities           SARs
                                      Underlying        Granted to         Exercise or
                                     Options/SARs      Employees in         Base Price         Expiration         Grant Date
              Name                    Grants(1)            1997             ($/Share)             Date        Present Value ($)
 -------------------------------  ----------------- ------------------  -----------------  ----------------- --------------------
 Charles E. Hurwitz                     32,500             35.7               41.500            12/12/07          624,880(2)
 Paul N. Schwartz                       15,000             16.5               41.500            12/12/07          288,406(2)
 Ronald L. Reman                         5,000              5.5               41.500            12/12/07           96,135(2)
 Byron L. Wade                          10,000             11.0               42.625            04/21/07          206,797(3)
                                         7,500              8.2               41.500            12/12/07          144,203(2)


---------------
(1) Represents shares of Common Stock underlying SARs, except with respect to Mr. Hurwitz whose amount represents shares of Common Stock underlying an option.
(2) Valuation utilizing Black-Scholes Option Price Model with the following assumptions: 5-year daily volatility for Common Stock, 5.77% risk-free rate (10-year Government Bond as of the grant date), no dividend yield and 6.59-year exercise date. No adjustments were made for non-transferability or risk of forfeiture.
(3) Valuation utilizing Black-Scholes Option Price Model with the following assumptions: 5-year daily volatility for Common Stock, 6.82% risk-free rate (10-year Government Bond as of the grant date), no dividend yield and 6.59-year exercise date. No adjustments were made for non-transferability or risk of forfeiture.


          The stock options and SARs set forth in the above table were granted under the Omnibus Plan at the closing price on the date of the grant and vest with respect to 20% on the first anniversary date of the grant and an additional 20% on each anniversary date thereafter until fully
vested.   SARs under the Omnibus Plan are exercisable for cash, Common
Stock or a combination thereof at the discretion of the Company's Board.

OPTION/SAR EXERCISES AND FISCAL YEAR END VALUE TABLE

          The table below provides information on an aggregated basis concerning each exercise of stock options (or tandem SARs) and freestanding SARs during the fiscal year ended December 31, 1997 by each of the named executive officers, and the 1997 fiscal year-end value of unexercised options and SARs, including SARs exercisable for cash only.


             (A)                     (B)              (C)                     (D)                               (E)
                                                                     NUMBER OF UNEXERCISED             VALUE OF UNEXERCISED
                                                                          OPTIONS/SARS               IN-THE-MONEY OPTIONS/SARS
                                                                        AT YEAR END (#)               AT FISCAL YEAR-END ($)
                                                                -------------------------------  --------------------------------
                               SHARES ACQUIRED       VALUE
             NAME             ON EXERCISE (#)     REALIZED ($)    EXERCISABLE     UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
 ---------------------------   ---------------  --------------- ---------------  --------------- --------------  ----------------
 Charles E. Hurwitz                  -0-              -0-            36,000(1)        54,000(1)     357,750(2)        238,500(2)
                                     -0-            652,219              -0-          32,500(3)          --(2)         69,063(2)
                                     -0-              -0-           187,500(4)        62,500(4)          --(5)             --(5)
 Paul N. Schwartz                    -0-            323,750          30,000(3)        31,000(3)     370,625(2)        164,375(2)
 John T. La Duc                      -0-             64,750           8,000(3)            -0-       125,000(2)             --(2)
                                     -0-              -0-             6,900(4)         2,300(4)          --(5)             --(5)
 Ronald L. Reman                     -0-              -0-             2,000(3)         8,000(3)          --(2)         10,625(2)
 Byron L. Wade                       -0-              -0-            17,000(3)        20,500(3)     234,375(2)         25,938(2)

---------------

(1)  Represents underlying shares of Preferred Stock.
(2) Valued at $43.625 per share, the closing price of the Company's Common Stock on December 31, 1997, less exercise price.
(3)  Represents underlying shares of Common Stock.
(4)  Represents underlying shares of Kaiser common stock.
(5) Valued at $8.875 per share, the closing price of Kaiser common stock on December 31, 1997, less exercise price. No value is shown because the exercise price is higher than such closing price.


LONG-TERM INCENTIVE PLAN AWARDS TABLE

          Mr. La Duc received an award in 1997 in respect of the long-term component of KACC's long-term incentive compensation program for the 1994-1996 three-year, long-term performance period. The following table and accompanying footnotes describe the award received by Mr. La Duc in 1997 and the criteria applied in determining the amount payable.



       (A)             (B)             (C)
                                   PERFORMANCE
                    NUMBER OF        OR OTHER
                  SHARES, UNITS   PERIODS UNTIL
                     OR OTHER     MATURATION OR
       NAME         RIGHTS (#)        PAYOUT
 -------------    -------------  ---------------
 John T. La Duc      2,104(1)           -- (2)


---------------
(1) Represents the stock portion of the first installment of long-term incentive award distributed in March 1997 to Mr. La Duc in connection with the 1994-1996 three year, long-term performance period. Payments under the long-term component of the program are generally made 57% in shares of Kaiser common stock and 43% in cash and are paid in two installments; the first installment during the year following the end of the three-year period and the second installment during the second year following the end of the three-year period. The aggregate number of shares distributed was based on the average closing price of Kaiser common stock during the last December of the long-term performance period. The average closing price of Kaiser common stock during December 1996 was $11.375 per share. Mr. La Duc's total award for the 1994-1996 long-term performance period was $84,000.

(2) Payment of the second installment for the 1994-1996 long-term performance period was conditioned on Mr. La Duc's continued employment through the end of the fiscal year following the end of the performance period. If a participant voluntarily terminates his or her employment for any reason other than death, disability or retirement prior to the beginning of the fiscal year, the payment is to be made; any unmade payments are forfeited. Mr. La Duc was employed by KACC on January 1, 1998, and the second installment was distributed in March 1998.

          Threshold, target and maximum amounts for the long-term portion of KACC executive compensation are based upon Kaiser performance. During the 1994-1996 performance period target incentives were based on the return on assets employed in the business. Minimum performance criteria must be met before the threshold amount is earned. In addition, when incentive awards are determined at the end of each performance period, an additional 30% of the incentive target based on the achievement of goals or other accomplishments not reflected in the return on assets is added to the incentive payment amount. Finally, while KACC's Section 162(m) Compensation Committee cannot increase the incentive payment, it may decrease the payment by up to 60% of the target incentive. Additional information with respect to Mr. La Duc's long-term incentive compensation is set forth above in the Summary Compensation Table.

DEFINED BENEFIT PLANS

          MAXXAM Pension Plan
          All officers who are also employees and other regular employees of the Company automatically participate in the Company's Pension Plan (the "Pension Plan"), a noncontributory, funded qualified plan. Benefits equal the sum of an employee's "past service benefit" and "future service benefit." Benefits are based on an employee's base salary or wages, plus overtime, but excluding bonuses, commissions and incentive compensation.

          Under the Pension Plan, the annual past service benefit is the greatest of:

          (i)       benefits accrued under the plan through December
                    31, 1986;

          (ii) the product of (a) the sum of 0.8% of the participant's Past Service Compensation Base (as defined), plus 0.8% of the participant's Past Service Compensation Base in excess of $15,000 multiplied by
                    (b) the participant's credited years of service prior to January 1, 1987; or

          (iii)     the product of 1.2% of the participant's Past
                    Service Compensation Base multiplied by the participant's credited years of service prior to January 1, 1987.

          For 1987 and 1988, the annual future service benefit equaled 1.6% of an employee's compensation up to two-thirds of the Social Security wage base, plus 2.4% of any remaining compensation. Effective January 1, 1989, the annual future service benefit equaled 1.75% of an employee's compensation for each year of participation, plus 0.6% of the employee's compensation in excess of $10,000. Effective January 1, 1995, the annual future service benefit equals 2.35% of an employee's compensation for each year of participation.

          The amount of an employee's aggregate plan compensation that may be included in benefit computations under the Pension Plan is limited to $160,000 for 1997. Benefits are generally payable as a lifetime annuity or, with respect to married employees, as a 50% joint and survivor annuity, or, if the employee elects (with spousal consent), in certain alternative annuity forms. Benefits under the Pension Plan are not subject to any deductions for Social Security. The covered compensation for 1997 and credited years of service as of December 31, 1997 for the Pension Plan and estimated annual benefits payable upon retirement at normal retirement age for the named executive officers (other than Mr. La Duc, who does not participate in this Pension Plan) were as follows: Mr. Hurwitz: $160,000- -17 years--$121,333; Mr. Schwartz: $160,000--17 years--$114,872; and Mr.
Reman: $160,000--11 years--$112,667. Mr. Wade resigned effective as of March 31, 1998. Based on Mr. Wade's service and earnings through the effective date of his resignation, the annual benefit payable to Mr. Wade under the Pension Plan beginning at age 65 is $45,228.

          The projected benefits shown above were computed as lifetime annuity amounts, payable beginning at age 65. The benefit amounts reflect a covered compensation limit of $160,000 for 1998 and subsequent years under Section 401(a)(17) of the Code. In addition, the amounts reflect a maximum benefit limit of $130,000 for 1998 and subsequent years (with early retirement reductions where applicable) that is placed upon annual benefits that may be paid to a participant in the Pension Plan at retirement under
Section 415 of the Code. Combined plan limits applicable to employees participating in both defined contribution and defined benefit plans have not been reflected.

          Kaiser Retirement Plan
          KACC maintains a qualified, defined-benefit Retirement Plan (the "Kaiser Retirement Plan") for salaried employees of KACC and participating subsidiaries who meet certain eligibility requirements. The table below shows estimated annual retirement benefits payable under the terms of the Kaiser Retirement Plan to participants with the indicated years of credited service. These benefits are reflected without reduction for the limitations imposed by the Code on qualified plans and before adjustment for the Social Security offset, thereby reflecting aggregate benefits to be received, subject to Social Security offsets, under the Kaiser Retirement Plan and the Kaiser Supplemental Benefit Plan (as defined below).



                                          YEARS OF SERVICE
     ANNUAL    ---------------------------------------------------------------------
  REMUNERATION       15            20            25            30            35
 ------------- ------------- ------------- ------------- ------------- -------------
 $  250,000        56,250       75,000         93,750       112,500       131,250
    300,000        67,500       90,000        112,500       135,000       157,500
    350,000        78,750      105,000        131,250       157,500       183,750
    400,000        90,000      120,000        150,000       180,000       210,000
    450,000       101,250      135,000        168,750       202,500       236,250
    500,000       112,500      150,000        187,500       225,000       262,500


The estimated annual retirement benefits shown are based upon the assumptions that current Kaiser Retirement Plan and Kaiser Supplemental Benefit Plan provisions remain in effect, that the participant retires at age 65, and that the retiree receives payments based on a straight life annuity for his lifetime. Mr. La Duc had 28.3 years of credited service on December 31, 1997. Monthly retirement benefits, except for certain minimum benefits, are determined by multiplying years of credited service (not in excess of 40) by the difference between 1.50% of average monthly compensation for the highest base period (of 36, 48 or 60 consecutive months, depending upon compensation level) in the last ten years of employment and 1.25% of monthly primary Social Security benefits. Pension compensation covered by the Kaiser Retirement Plan and the Kaiser Supplemental Benefits Plan consists of salary and bonus amounts set forth in the Summary Compensation Table (column (c) plus column (d) thereof).

          Participants are entitled to retire and receive pension benefits, unreduced for age, upon reaching age 62 or after 30 years of credited service. Full early pension benefits (without adjustment for Social Security offset prior to age 62) are payable to participants who are at least 55 years of age and have completed ten or more years of pension service (or whose age and years of pension service total 70) and who have been terminated by KACC or an affiliate for reasons of job elimination or partial disability. Participants electing to retire prior to age 62 who are at least 55 years of age and have completed ten or more years of pension service (or whose age and years of pension service total at least
70) may receive pension benefits, unreduced for age, payable at age 62 or reduced benefits payable earlier. Participants who terminate their employment after five years or more of pension service, or after age 55 but prior to age 62, are entitled to pension benefits, unreduced for age, commencing at age 62 or, if they have completed ten or more years of pension service, actuarially reduced benefits payable earlier. For participants with five or more years of pension service or who have reached age 55 and who die, the Kaiser Retirement Plan provides a pension to their eligible surviving spouses. Upon retirement, participants may elect among several payment alternatives including, for most types of retirement, a lump-sum payment.

          MAXXAM Supplemental Executive Retirement Plan
          Effective March 8, 1991, the Company adopted an unfunded, non-qualified Supplemental Executive Retirement Plan (the "SERP"). The SERP provides that eligible participants are entitled to receive benefits which would have been payable to such participants under the Pension Plan except for the limitations imposed by the Code. Participants in the SERP are selected by the Company's Board of Directors. Three executive officers of the Company, Messrs. Hurwitz, Schwartz and Wade, were entitled to receive benefits under the SERP during 1997.

          The following projections are based on the same assumptions as utilized in connection with the Pension Plan projections above. The 1998 qualified plan pay limit ($160,000) and benefit limit ($130,000) are reflected for all years in the future. In addition, no future increases in the participants' covered compensation amounts from the 1997 levels are assumed.


                                   HURWITZ      SCHWARTZ         WADE
                                ------------ -------------  -------------
 COVERED COMPENSATION FOR 1997:
           Qualified Plan       $    160,000 $    160,000   $     160,000
           Nonqualified Plan         511,736      178,000          97,589
                                ------------ -------------  -------------
                     Total      $    671,736 $    338,000   $     257,589
                                ============ =============  =============
 CREDITED YEARS OF SERVICE AS             17           17              17
 OF DECEMBER 31, 1997           ============ =============  =============

 PROJECTED NORMAL RETIREMENT
 BENEFIT:
           Qualified Plan       $    121,333 $    114,872   $      45,228
           Nonqualified Plan         182,045       69,622           5,395
                                ------------ -------------  -------------
                     Total      $    303,378 $    184,494   $      50,623
                                ============ =============  =============



          Kaiser Supplemental Benefits Plan
          KACC maintains an unfunded, non-qualified Supplemental Benefits Plan (the "Kaiser Supplemental Benefits Plan"), the purpose of which is to restore benefits which would otherwise be paid from the Kaiser Retirement Plan or the Supplemental Savings and Retirement Plan, a qualified Section 401(k) plan (the "Kaiser Savings Plan"), were it not for the Section 401(a)(17) and Section 415 limitations imposed by the Code. Participation in the Kaiser Supplemental Benefits Plan includes all employees of KACC and its subsidiaries whose benefits under the Kaiser Retirement Plan and Kaiser Savings Plan are likely to be affected by such limitations imposed by the Code. Eligible participants, including Mr. La Duc, are entitled to receive the equivalent of the Kaiser Retirement Plan and Kaiser Savings Plan benefits which they may be prevented from receiving under those plans because of such Code limitations.

          MAXXAM Severance or Termination Policy
          Severance or termination pay is generally granted to regular full-time employees who are involuntarily terminated, subject to certain conditions and a number of exclusions, pursuant to an unfunded policy. After such termination, the policy provides for payment in an amount ranging from two weeks' salary for at least one year of service graduating to a maximum of 104 weeks' salary. The amounts payable under the policy if the named executive officers had been involuntarily terminated on December 31, 1997 would have been as follows: Mr. Hurwitz-- $1,343,472; Mr. Schwartz--$676,000; Mr. Wade--$550,000; and Mr. Reman--$302,884.

          Kaiser Termination Payment Policy
          Most full-time salaried employees of KACC are eligible for benefits under an unfunded termination policy if their employment is involuntarily terminated, subject to a number of exclusions. The policy provides for lump sum payments after termination ranging from one-half month's salary for less than one year of service graduating to eight months' salary for 30 or more years of service. The amount payable to Mr. La Duc under the policy if he had been involuntarily terminated on December 31, 1997 would have been $151,666.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
     ARRANGEMENTS

          There are no employment contracts between the Company and any of its named executive officers. Except as set forth above under "MAXXAM Severance or Termination Policy" and "Kaiser Termination Payment Policy," there are not any compensatory plans or arrangements which include payments from the Company or any of its subsidiaries to any of the named executive officers in the event of any such officer's resignation, retirement or any other termination of employment with the Company and its subsidiaries or from a change in control of the Company or any of its subsidiaries or a change in the named executive officer's responsibilities following a change in control.

           All executive officers are eligible to participate in a deferred compensation program. An executive officer may defer up to 30% of gross salary and up to 30% of any bonus otherwise payable to such executive officer for any calendar year. The designated percentage of deferred compensation is credited to a book account as of the date such compensation would have been paid and is deemed "invested" in an account bearing interest calculated using one-twelfth of the sum of the prime rate plus 2% on the first day of each month. Deferred compensation, including all earnings credited to the book account, will be paid in cash to the executive or beneficiary as soon as practicable following the date the executive ceases for any reason to be an employee of the Company, either in a lump sum or in a specified number of annual installments, not to exceed ten, at the executive's election.


                   REPORT OF THE COMPENSATION COMMITTEES
                                     ON
                           EXECUTIVE COMPENSATION

          Two compensation committees administer the Company's compensation plans, the Policy Committee and the Section 162(m) Committee. The Policy Committee administers and establishes overall compensation policies except to the extent that such authority has been delegated by the Board of Directors to the Section 162(m) Committee. The Section 162(m) Committee administers and approves amendments to the Company's plans or programs which are intended to comply with the provisions of Section 162(m) of the Code. Each of the committees reports directly to the full Board of Directors and together they have furnished the following report on executive compensation for fiscal year 1997.

EXECUTIVE OFFICER COMPENSATION

          The Policy Committee generally approves the policies under which compensation is paid or awarded to the Company's executive officers. Occasionally, the Chief Executive Officer of the Company exercises his authority to make a particular payment, award or adjustment. Among the factors the Policy Committee takes into consideration in its decisions on executive compensation are the diversified and multifaceted financial and managerial skills required to effectively manage the Company's complex structure. For instance, the Company consists of units operating in wholly separate industries and many of the Company's executives also serve in executive capacities in some or all of its operating subsidiaries in these industries. In addition, the Company continues to position itself to respond when growth opportunities become available. Accordingly, the Policy Committee looks not only to the Company's annual earnings, enhanced stockholder value, and the business development efforts of its existing business units when making executive compensation decisions but also recognizes the particular talents required to build the Company's asset base through expansions into new business segments and acquisitions. The Policy Committee also recognizes and takes into account the role of the Company's executive officers in financial structuring, refinancing and reorganizations on behalf of its operating units. Additional factors considered by the Policy Committee are the public relations, regulatory and litigation related challenges the Company presents for its executive officers. All of these factors present a particular challenge in determining appropriate approaches to executive compensation.

          The primary elements of compensation for executive officers of the Company are base salaries and annual discretionary bonuses. In addition, from time to time, the Policy Committee or the Section 162(m) Committee recommend or approve bonus compensation awards under additional incentive compensation programs such as the Company's Omnibus Plan or deferred compensation program. See "Executive Compensation--Employment Contracts and Termination of Employment and Change-in-Control Arrangements" above for a description of these programs. From time to time, certain eligible executive officers may participate in the Company's Executive Plan, although to date only the Chief Executive Officer has met the criteria. See "--Compensation for the Chief Executive Officer for the Last Completed Fiscal Year" below. There are no longer any employment agreements governing the compensation of any of the executive officers of the Company. However, the base salaries and the incentive amounts set in pre-existing employment agreements still serve as benchmarks and may be reviewed in determining compensation decisions for executives who at one time had employment agreements.

          Base Salary
          The Company's executive compensation philosophy is to pay base salaries adequate to attract and retain executives whose education, training, experience, talents and particular knowledge of the Company, its businesses and the industries in which it operates allow them to be key contributors to the administration, management and operations of the Company. Specific determinations are based primarily on individual attributes and the specific duties or responsibilities of each executive. Base salaries are generally adjusted annually according to cost of living information. In December 1997, base salaries for executive officers (except those principally compensated by KACC) were reviewed individually and recommendations as to increases for the coming fiscal year were made by the Policy Committee. Among the factors considered by the Policy Committee in determining the amount of the base salary increases were the Consumer Price Index and the national average increases. For the most part, across-the-board base salary increases for key employees of the Company were 4%.

          Annual Discretionary Bonus
          Company policy requires that a significant portion of an executive officer's compensation be at-risk compensation paid through an annual discretionary bonus. This policy enables the Policy Committee to focus on each executive officer's individual efforts and contribution to the Company during the year in the context of both the Company's performance and the particular responsibilities and projects undertaken by the executive during the year, and award bonus compensation accordingly. Specific determinations are based primarily on the level of achievement of the Company's corporate objectives, the individual's contribution to the achievement of those objectives and the assumption of additional duties or responsibilities. The Company also recognizes particular challenges faced by executives in efforts to strengthen some of its less profitable or marginal operations. The Policy Committee believes that this approach best serves both the short- and long-term interests of the Company and its stockholders by significantly compensating executive officers retrospectively for services they have performed that can be both quantitatively and qualitatively analyzed as opposed to compensating executive officers prospectively through larger base salaries. Bonus compensation is typically awarded in December of each fiscal year and principally paid in cash. Bonus amounts paid by the Company to its executive officers in December 1997 did not vary significantly from bonuses paid for 1996. These bonuses were proposed (other than with respect to himself) by the Chief Executive Officer, subject to review and approval by the Policy Committee.

          Additional Incentive Awards
          Awards under the Omnibus Plan are stock-based and compensation arising from the awards, if any, is usually tied to stock price appreciation. In 1997, six executive officers were granted a total of 48,500 stock appreciation rights ("SARs") under the Omnibus Plan. In addition, the Chief Executive Officer, whose compensation is discussed below, was granted options under the Omnibus Plan to acquire shares of the Company's capital stock.

          Executive  Plan
          The Executive Plan provides performance incentives to each participant while securing, to the extent practicable, a tax deduction by the Company for payments of additional incentive compensation. Under the Executive Plan, the executive officers who are or will be eligible to participate are the only executive officers of the Company to which the deduction limitation is likely to apply. In general, the Section 162(m) Committee meets before March 31 of each year to identify current areas, factors or transactions involving the Company's business where the Section 162(m) Committee believes it would be beneficial to provide an incentive for a participant's performance. As a result, objective performance goals are pre-established and based on general business standards or are narrowly fact-specific to a given fiscal year or, in some instances with respect to longer-term objectives, multiple fiscal years.

          As described elsewhere in the Proxy Statement in which this report is contained, in February 1998, the Section 162(m) Committee adopted amendments to the Executive Plan which (i) lower the base salary required to participate in the Executive Plan from $600,000 to $500,000, (ii) increase the maximum aggregate annual award payable under the Executive Plan to any participant with respect to any fiscal year from $3 million to $12 million, and (iii) make it clear that the Section 162(m) Committee or any other designated committee of the Board of Directors has the authority to terminate, suspend or amend the Executive Plan. These amendments were ratified by the Board of Directors and, if approved by the stockholders in connection with the reapproval of the Executive Plan, will be retroactively effective to January 1, 1998. If approved, these amendments will increase the flexibility of the Section 162(m) Committee to select participants and to develop performance incentives commensurate with the benefits which may be realized by the Company from achieving the established performance criteria and the performance of each participant. The Company's Chief Executive Officer is currently the only participant in the Executive Plan, however, the Company's President could also become a participant if the foregoing amendments are approved.

          Compensation of the Chief Executive Officer for the Last Completed Fiscal Year
          The compensation of Charles E. Hurwitz, Chairman of the Board and Chief Executive Officer, generally consists of the same elements as for other executive officers. However, the Policy Committee recognizes the entrepreneurial talents of Mr. Hurwitz, which have provided special benefits to the Company from time to time. Accordingly, the Policy Committee has occasionally awarded extraordinary compensation to Mr. Hurwitz in recognition of his role in providing such benefits and as an incentive to provide future opportunities. In December 1997, the Policy Committee approved a base salary increase for 1998 of 4% for Mr. Hurwitz. This was the same percentage of increase generally provided during the same period to the Company's executive officers and other key employees.

          As described above, Mr. Hurwitz participated in the Executive Plan. The performance goals established for 1997 by the Section 162(m) Committee for Mr. Hurwitz under the Executive Plan were based upon specific projects consisting of (i) two major subsidiaries committing to certain new business ventures, (ii) KACC's Micromill(TM) facility reaching certain operational objectives, (iii) the execution of a binding written agreement in connection with one or more extraordinary transactions as defined in the Executive Plan, and (iv) the resolution of Headwaters forest issues pertaining to the rights of the Company and Pacific Lumber. Other criteria consisted of improved consolidated financial results as compared to 1996 results, improvements in earnings per share as compared to 1996 earnings per share, and the achievement of the 1997 business plans by the Company's industry segments. Based on the Company's 1997 results and performance in relation to the foregoing goals and criteria, Mr. Hurwitz was entitled to receive approximately $2.1 million under the Executive Plan. This amount was based upon (i) the satisfaction of the operational objectives by KACC's Micromill(TM) facility in 1997, (ii) the completion of an extraordinary transaction in respect of an issue of securities, (iii) improvements in the Company's 1997 consolidated financial results and earnings per share, and
(iv) the achievement of 1997 annual business plans by two operating units of the Company. However, the Section 162(m) Committee exercised its negative discretion as permitted under the Executive Plan and awarded Mr. Hurwitz a bonus amount of $250,000 thereunder, or approximately 11.9% of his entitlement under the Executive Plan, in respect of his services during
1997.   Separately from the Executive Plan, the Policy Committee awarded
Mr. Hurwitz a bonus of $200,000 under the Company's annual discretionary bonus policies applicable to all of its executive officers as discussed above.

          The 162(m) Committee also gave Mr. Hurwitz a choice between two alternative awards under the Omnibus Plan of either options to purchase (i) 29,500 shares of Preferred Stock or (ii) 32,500 shares of Common Stock, both at an exercise price of $41.50 per share, the closing price for the Company's Common Stock on December 12, 1997, the date of the grant. Mr. Hurwitz chose the options to purchase shares of Common Stock. The options will vest in 20% increments each year on the anniversary date of the grant until fully vested and will expire ten years from the date of grant.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

          Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the Chief Executive Officer and four other most highly compensated executive officers of such companies. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Executive Plan and the Omnibus Plan, each of which has been approved by the stockholders of the Company, are performance-based and designed to enable compliance with Section 162(m) of the Code and the regulations thereunder. For purposes of Section 162(m) of the Code, the Section 162(m) Committee was composed of "outside directors" as such term is defined or interpreted for purposes of Section 162(m) of the Code during 1997.

COMPENSATION BY KACC

          One of the Company's executive officers, Mr. La Duc, was compensated during 1997 principally by KACC, a majority-owned subsidiary of the Company, which establishes salaries and other elements of compensation for such executive officers. Where an executive officer of both the Company and KACC is compensated by KACC, or where an executive officer of both the Company and KACC is compensated by the Company, the respective corporations make intercompany allocations of the costs of employment of the executive officer based on an allocation of that executive officer's time as expended among the Company or KACC and their respective subsidiaries.

Section 162(m) Compensation             Compensation Policy Committee
Committee of the Board of Directors     of the Board of Directors


                                        Robert J. Cruikshank
Robert J. Cruikshank, Chairman          Ezra G. Levin, Chairman
Stanley D. Rosenberg                    Stanley D. Rosenberg


POLICY COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          No member of the Policy Committee was, during the 1997 fiscal year, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries; however, one member had a relationship requiring disclosure by the Company under
Item 404 of Regulation S-K. Mr. Levin served on the Policy Committee and on the Board of Directors during 1997. Mr. Levin is also a partner in the law firm of Kramer, Levin, Naftalis & Frankel, which provided legal services to the Company and its subsidiaries during 1997.

          During the Company's 1997 fiscal year, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Policy Committee, (ii) a director of another entity, one of whose executive officers served on the Policy Committee, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.


                             PERFORMANCE GRAPH

          The following performance graph compares the cumulative total stockholder return on the Company's Common Stock with the cumulative total returns of the S&P 500 Stock Index and two peer groups consisting of companies included by S&P in its published indices for the Aluminum Industry and the Paper and Forest Products Industry for the Company's last five fiscal years. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at December 31, 1992, and that all dividends were reinvested. The data points are calculated as of the last trading day for the year indicated.

[Line graph containing the following data points appears here]


                              1992   1993    1994    1995    1996     1997
MAXXAM Inc.                   100    133.64  112.27  128.18  173.18   158.64
S&P 500 Index                 100    110.08  111.53  153.45  188.68   251.63
Paper and Forest Products     100    110.21  114.84  126.44  139.86   149.97
Aluminum                      100    102.38  125.55  154.72  177.69   180.6


          The Company is involved in the real estate and horse racing industries in addition to the aluminum and forest products industries. However, the real estate and horse racing units of the Company account for less than 5% of the Company's gross revenues on a consolidated basis and, therefore, a line-of-business index for each such industry is not utilized.



                            CERTAIN TRANSACTIONS

LITIGATION MATTERS

          USAT Matters
          In October 1994, the Company learned that the United States Department of Treasury's Office of Thrift Supervision ("OTS") had commenced an investigation into UFG and the insolvency of its wholly owned subsidiary, United Savings Association of Texas ("USAT"). In December 1988, the Federal Home Loan Bank Board ("FHLBB") placed USAT into receivership and appointed the Federal Savings & Loan Insurance Corp. as receiver. At the time of the receivership, the Company owned approximately 13% of the voting stock of UFG.

          On December 26, 1995, the OTS initiated a formal administrative proceeding (the "OTS action") against the Company and others by filing a Notice of Charges (No. AP 95-40; the "Notice"). The Notice alleges, among other things, misconduct by the Company, Federated, Mr. Hurwitz and others (the "respondents") with respect to the failure of USAT. The Notice claims that the Company was a savings and loan holding company, that with others it controlled USAT, and that, as a result of such status, it was obligated to maintain the net worth of USAT. The Notice makes numerous other allegations against the Company and the other respondents, including that through USAT it was involved in prohibited transactions with Drexel, Burnham, Lambert Inc. ("Drexel"). The OTS, among other things, seeks unspecified damages of approximately $560 million from the Company and Federated for restitution and reimbursement against loss for their pro rata portion (allegedly 35%) of the amount of USAT's capital deficiency and all imbedded losses as of the date of USAT's receivership (allegedly $1.6 billion). The OTS also seeks civil money penalties and a removal from, and prohibition against the Company and the other respondents engaging in, the banking industry. The hearing on the merits of this matter commenced on September 22, 1997, adjourned on December 19, 1997, and is scheduled to recommence on June 16, 1998. It is impossible to predict the ultimate outcome of the foregoing matter or its potential impact on the Company's consolidated financial position, results of operations or liquidity. See also the description of the FDIC action and the Martel action below.

          On August 2, 1995, the Federal Deposit Insurance Corporation ("FDIC") filed a civil action entitled Federal Deposit Insurance Corporation, as manager of the FSLIC Resolution Fund v. Charles E. Hurwitz (the "FDIC action") in the U.S. District Court for the Southern District of Texas (No. H-95-3956). The original complaint was against Mr. Hurwitz and alleged damages in excess of $250.0 million based on the allegation that Mr. Hurwitz was a controlling shareholder, de facto senior officer and director of USAT, and was involved in certain decisions which contributed to the insolvency of USAT. The original complaint further alleged, among other things, that Mr. Hurwitz was obligated to ensure that UFG, Federated and the Company maintained the net worth of USAT. In January 1997, the FDIC filed an amended complaint which seeks, conditioned on the OTS prevailing in the OTS action, unspecified damages from Mr. Hurwitz relating to amounts the OTS does not collect from the Company and Federated with respect to their alleged obligations to maintain USAT's net worth. On February 6, 1998, Mr. Hurwitz filed a motion seeking dismissal of this action. It is impossible to predict the ultimate outcome of the foregoing matter or its potential impact on the Company's consolidated financial position, results of operations or liquidity.

          In January 1995, an action entitled U.S., ex rel., Martel v. Hurwitz, et al. (the "Martel action") was filed in the U.S. District Court for the Northern District of California (No. C950322), which named as defendants the Company, Mr. Hurwitz, MGI, Federated, UFG and a former director of the Company. This action is purportedly brought by plaintiff on behalf of the U.S. government; however, the U.S. government has declined to participate in the suit. The suit alleges that defendants made false statements and claims in violation of the Federal False Claims Act in connection with USAT. Plaintiff alleges, among other things, that defendants used the federally insured assets of USAT to acquire junk bonds from Michael Milken and Drexel and that, in exchange, Mr. Milken and Drexel arranged financing for defendants' various business ventures, including the acquisition of Pacific Lumber. Plaintiff alleges that as a result of USAT's insolvency the defendants should be required to pay $1.6 billion (subject to trebling) to cover USAT's losses. The Company's alleged portion of such damages has not been specified. Plaintiff seeks, among other things, that the Court impose a constructive trust upon the fruits of the alleged improper use of USAT funds. In August 1996, the Court transferred this matter (No. 96-CV-1164) to the court handling the FDIC action. On February 6, 1998, defendants' motion to dismiss was taken under submission by the Court.

          Rancho Mirage Litigation Settlement
          On December 8, 1997, the Delaware Chancery Court approved the settlement of certain shareholder derivative actions brought on behalf of the Company and its wholly owned subsidiary, MCO Properties Inc. ("MCOP"), against Federated and certain of the Company's directors, including Mr. Hurwitz, in connection with an exchange between Federated and MCOP of certain real estate assets in Rancho Mirage, California. In connection with the settlement, which was completed in January 1998, MCOP received approximately $7.5 million in cash and a 23.7 acre commercial development property owned by a subsidiary of Federated and paid the plaintiff's counsel $5.5 million for attorneys fees and expenses. In addition, a subsidiary of Federated transferred to MCOP approximately $3.9 million (liquidation value) of MCOP preferred stock while retaining the right to purchase certain shares of Common Stock at a price of approximately $55 per share and canceled rights to purchase Common Stock valued at approximately $1.0 million. The transactions provided for in the settlement were reflected in the Company's financial statements for the year ended December 31, 1997.

          Indemnification of Directors and Officers
          Certain present and former directors and officers of the Company are defendants in certain of the actions described above. The Company's Amended and Restated By-Laws provide for indemnification of its officers and directors to the fullest extent permitted by Delaware law. The Company is obligated to advance defense costs to its officers and directors, subject to the individual's obligation to repay such amount if it is ultimately determined that the individual was not entitled to indemnification. In addition, the Company's indemnity obligation can under certain circumstances include amounts other than defense costs, including judgments and settlements.

OTHER MATTERS

          The Company and certain of its subsidiaries share certain administrative and general expenses with Federated. Under these arrangements, Federated's obligation to the Company and its subsidiaries was approximately $128,000 for 1997. Federated and the Company also share office space leased by the Company. The obligations of Federated relating to 1997 under such office space sharing arrangement amounted to approximately $12,000. At December 31, 1997, Federated owed the Company $38,000 for shared office space and certain general and administrative expenses.

          The Company's wholly owned subsidiary, Bering Holdings Inc. ("Bering Holdings"), is a Texas registered investment adviser which has an agreement with Federated whereby Bering Holdings manages an investment portfolio for Federated on substantially the same terms as provided to other persons. The agreement provides for an annual management fee equal to 1% of the average value of the portfolio, except for certain short-term investments for which the management fee is 1/2 of 1% per annum. The agreement also provides for an annual performance fee equal to 10% of the net gain in certain portfolios. Bering Holdings has accrued management and performance fees for the year ended December 31, 1997 of approximately $79,000 and $270,000, respectively. At December 31, 1997, Federated owed Bering Holdings $278,000 in respect of such fees.

          Mr. Levin, a director of the Company, is a partner in the law firm of Kramer, Levin, Naftalis & Frankel, and Mr. Friedman, the Company's Acting General Counsel, is a partner in the law firm of Mayor, Day, Caldwell & Keeton, L.L.P. Each of these firms provides legal services to the Company and its subsidiaries.

          On January 14, 1997, UFG filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code. UFG's bankruptcy plan was confirmed by the Bankruptcy Court on March 31, 1997, and the transactions contemplated by the bankruptcy plan were substantially consummated on July 18, 1997. Prior to such date, the Company and MCOP owned approximately 38.5% of the outstanding common shares of UFG. Mr. Schwartz was President and a Director of UFG prior to the substantial consummation of the bankruptcy plan and serves as the sole director and executive officer of the reorganized UFG. Pursuant to the plan, all outstanding shares of UFG were canceled and a single new share was issued to the sole member of the Board of Directors, who will hold such share in trust for the benefit of the holders of allowed claims.

          On April 17, 1995, Sam Houston Race Park, Ltd. (the "Partnership"), SHRP Acquisition, Inc. and SHRP Capital Corp. filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code. Their bankruptcy reorganization plan has since been confirmed and the transactions contemplated by the bankruptcy plan were consummated on October 6, 1995. Since July 1993, Mr. Schwartz has served as a director and Executive Vice President of both SHRP, Inc., the Partnership's sole general partner prior to the Partnership's bankruptcy reorganization, and of SHRP Capital Corp., a subsidiary of the Partnership, which was dissolved effective December 31, 1997; and Mr. Hurwitz has served as a director and Chairman of the Board of SHRP, Inc., and as a director, Chairman of the Board and President of SHRP Capital Corp. Mr. Wade served as a director, Vice President and Secretary of SHRP, Inc. from July 1993 until his resignation in March 1998, and of SHRP Capital Corp. from July 1993 until December 31, 1997.

          On October 17, 1997, the Company repurchased 1,277,250 shares of its Common Stock, consisting of 250,000 shares owned by NL Industries, Inc. ("NL") and 1,027,250 shares owned by NL's affiliate, The Combined Master Retirement Trust. The aggregate purchase price for these combined holdings was approximately $70.2 million, or $55 per share, and was paid one-half in cash and one-half in one-year notes bearing interest at ten percent (10%) per annum and prepayable without penalty.


          SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Based solely upon a review of such copies of Forms 3, 4 and 5 and any amendments thereto furnished to the Company with respect to its most recent fiscal year, and written representations from certain reporting persons that no Forms 5 were required, the Company believes that all filing requirements were complied with which were applicable to its officers, directors and greater than 10% beneficial owners.


                               OTHER MATTERS

SOLICITATION OF PROXIES

          The cost of mailing and soliciting proxies in connection with the Annual Meeting will be borne by the Company. In addition to solicitations by mail, proxies may also be solicited by the Company and its directors, officers and employees (who will receive no compensation therefor in addition to their regular salaries or fees). Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the Common Stock and Preferred Stock of the Company, and such entities will be reimbursed for their expenses. The Company has retained Corporate Investor Communications at an estimated cost of $7,500, plus reasonable out-of-pocket expenses, to assist in the distribution and solicitation of proxies (which amount is included in the estimate of total expenses above).

INDEPENDENT PUBLIC ACCOUNTANTS

          The Company appointed Arthur Andersen LLP as its independent public accountants through the conclusion of the audit with respect to the Company's 1997 fiscal year. Representatives of Arthur Andersen LLP plan to attend the Annual Meeting of Stockholders and will be available to answer appropriate questions. Such representatives will also have an opportunity to make a statement at the meeting, if they so desire.

STOCKHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING OF STOCKHOLDERS

          Proposals which stockholders intend to present at the 1999 annual meeting of stockholders (other than those submitted for inclusion in the Company's proxy material pursuant to Rule 14a-8 of the Proxy Rules of the
SEC) must be received by the Company no earlier than February 20, 1999, and no later than March 23, 1999 to be presented at the meeting. Proposals pursuant to Rule 14a-8 of the Proxy Rules must be received by December 31, 1998, to be eligible for inclusion in the proxy material for that meeting. Any such stockholder proposals must be sent to the Company's Secretary at its executive offices at 5847 San Felipe, Suite 2600, Houston, Texas 77057.

                                   By Order of the Board of Directors


                                   BERNARD L. BIRKEL
                                   Secretary

April 27, 1998
Houston, Texas

                             Table of Contents

Notice of Annual Meeting of Stockholders Proxy Statement
     Election of Directors                                   3
     Proposal to Reapprove the MAXXAM 1994 Executive
          Bonus Plan and Approve Certain Amendments          3
     First Stockholder Proposal                              5
     Second Stockholder Proposal                             6
     Other Business                                          8
     The Board of Directors and its Committees               9
     Executive Officers and Directors                       11
     Principal Stockholders                                 14
     Executive Compensation                                 16
     Report of the Compensation Committees on Executive
          Compensation                                      22
     Performance Graph                                      26
     Certain Transactions                                   27
     Section 16(a) Beneficial Ownership Reporting
          Compliance                                        29
     Other Matters                                          29


                       NOTICE OF 1998 ANNUAL MEETING
                                    AND
                              PROXY STATEMENT



                                 IMPORTANT
                      PLEASE SIGN AND DATE YOUR WHITE
                                 PROXY CARD
              AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE.
                         Printed on recycled paper.

                                                              APPENDIX A


                                                            COMMON STOCK


                                MAXXAM INC.
                        5847 SAN FELIPE, SUITE 2600
                            HOUSTON, TEXAS  77057

         This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Charles E. Hurwitz, Paul N. Schwartz and Bernard L. Birkel as proxies (each with power to act alone and with power of substitution) to vote as designated on the reverse side, all shares of Common Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of MAXXAM Inc. to be held on May 20, 1998, and at any and all adjournments or postponements thereof.

     WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS, "FOR" THE PROPOSAL TO REAPPROVE THE MAXXAM 1994 EXECUTIVE BONUS PLAN AND APPROVE AMENDMENTS TO THAT PLAN, AND "AGAINST" EACH OF THE TWO PROPOSALS SUBMITTED BY CERTAIN STOCKHOLDERS OF THE COMPANY, ALL AS SET FORTH IN THE PROXY STATEMENT.

(Continued and signature required on the reverse side)

                                        MAXXAM INC.
                                        C/O CORPORATE ELECTION SERVICES
                                        P.O. BOX 3230
                                        PITTSBURGH, PA 15230

1.  ELECTION OF DIRECTORS

    FOR all nominees /X/ WITHHOLD AUTHORITY to vote    /X/  *EXCEPTIONS /X/
    listed below         for all nominees listed below

    Nominees: Stanley D. Rosenberg and Robert J. Cruikshank (for terms expiring in 1999), Paul N. Schwartz (for term expiring in 2001)
    INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)
    *Exceptions ___________________________________________________________

2. Proposal to reapprove the MAXXAM 1994 Executive Bonus Plan and approve amendments to that plan.

    FOR /X/   AGAINST /X/   ABSTAIN /X/

3. Proposal submitted by certain stockholders of the Company to declassify the Company's Board of Directors.

    FOR /X/   AGAINST /X/   ABSTAIN /X/

4. Proposal submitted by certain stockholders of the Company regarding its operations and forest management policies.

    FOR /X/   AGAINST /X/   ABSTAIN /X/

5. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof, hereby revoking any proxy or proxies heretofore given by the undersigned.

                                        Please note change of address   /X/
                                        or comments to the left and,
                                        if so noted, please mark here


                                        PLEASE SIGN EXACTLY AS YOUR NAME
                                        APPEARS AT LEFT.  IF STOCK IS HELD
                                        IN THE NAME OF MORE THAN ONE
                                        PERSON, EACH PERSON SHOULD SIGN.
                                        WHEN SIGNING AS ATTORNEY, EXECUTOR,
                                        ADMINISTRATOR, TRUSTEE OR GUARDIAN,
                                        PLEASE GIVE FULL TITLE AS SUCH.  IF
                                        A CORPORATION, PLEASE SIGN IN FULL
                                        CORPORATE NAME BY PRESIDENT OR
                                        OTHER AUTHORIZED OFFICER.  IF A
                                        PARTNERSHIP, PLEASE SIGN IN
                                        PARTNERSHIP NAME BY AUTHORIZED
                                        PERSON.

                                        Date:________________________,1998

                                        _________________________________
                                                     Signature


                                        _________________________________
                                            Signature if held jointly


                                             VOTES MUST BE INDICATED    /X/
                                             (X) IN BLACK OR BLUE INK.




Please complete, sign, date and return the proxy card promptly, using the enclosed envelope.

                                                              APPENDIX B

                                                         PREFERRED STOCK


                                 MAXXAM INC.
                         5847 SAN FELIPE, SUITE 2600
                            HOUSTON, TEXAS  77057

         This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Charles E. Hurwitz, Paul N. Schwartz and Bernard L. Birkel as proxies (each with power to act alone and with power of substitution) to vote as designated on the reverse side, all shares of Class A $.05 Non-Cumulative Participating Convertible Preferred Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of MAXXAM Inc. to be held on May 20, 1998, and at any and all adjournments or postponements thereof.

     WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS, "FOR" THE PROPOSAL TO REAPPROVE THE MAXXAM 1994 EXECUTIVE BONUS PLAN AND APPROVE AMENDMENTS TO THAT PLAN, AND "AGAINST" EACH OF THE TWO PROPOSALS SUBMITTED BY CERTAIN STOCKHOLDERS OF THE COMPANY, ALL AS SET FORTH IN THE PROXY STATEMENT.

(Continued and signature required on the reverse side)

                                        MAXXAM INC.

                                        C/O CORPORATE ELECTION SERVICES
                                        P.O. BOX 3230
                                        PITTSBURGH, PA 15230

1.  ELECTION OF DIRECTORS

    FOR nominee   /X/   WITHHOLD AUTHORITY   /X/
    listed below        to vote for nominee

    Nominees:  Paul N. Schwartz (for term expiring in 2001)

2. Proposal to reapprove the MAXXAM 1994 Executive Bonus Plan and approve amendments to that plan.

    FOR /X/   AGAINST /X/   ABSTAIN /X/

3. Proposal submitted by certain stockholders of the Company to declassify the Company's Board of Directors.

    FOR /X/   AGAINST /X/   ABSTAIN /X/

4. Proposal submitted by certain stockholders of the Company regarding its operations and forest management policies.

    FOR /X/   AGAINST /X/   ABSTAIN /X/

5. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof, hereby revoking any proxy or proxies heretofore given by the undersigned.

                                        Please note change of address   /X/

                                        or comments to the left and,
                                        if so noted, please mark here


                                        PLEASE SIGN EXACTLY AS YOUR NAME
                                        APPEARS AT LEFT.  IF STOCK IS HELD
                                        IN THE NAME OF MORE THAN ONE

                                        PERSON, EACH PERSON SHOULD SIGN.
                                        WHEN SIGNING AS ATTORNEY, EXECUTOR,
                                        ADMINISTRATOR, TRUSTEE OR GUARDIAN,
                                        PLEASE GIVE FULL TITLE AS SUCH.  IF
                                        A CORPORATION, PLEASE SIGN IN FULL
                                        CORPORATE NAME BY PRESIDENT OR
                                        OTHER AUTHORIZED OFFICER.  IF A
                                        PARTNERSHIP, PLEASE SIGN IN
                                        PARTNERSHIP NAME BY AUTHORIZED
                                        PERSON.

                                        Date:________________________,1998

                                        _________________________________
                                                     Signature

                                        _________________________________
                                            Signature if held jointly


                                             VOTES MUST BE INDICATED    /X/
                                             (X) IN BLACK OR BLUE INK.




Please complete, sign, date and return the proxy card promptly, using the enclosed envelope.

                                                                  APPENDIX C

                          MAXXAM 1994 EXECUTIVE BONUS PLAN


I.   Definitions.

     The following terms have the meanings indicated unless a different meaning is clearly required by the context.

     1.1 "Affiliate" means, for purposes of Section 1.8 of this Plan, any member of the MAXXAM Inc. or Kaiser Aluminum Corporation affiliated groups for Federal income tax purposes under section 1504 of the Code.

     1.2 "Board of Directors" means the board of directors of the Company.

     1.3 "Code" means the Internal Revenue Code of 1986, as amended and as may be amended from time to time.

     1.4 "Committee" means the Compensation Committee of the Board of Directors or a designated subcommittee thereof.

     1.5  "Company" means MAXXAM Inc., a Delaware corporation.

     1.6 "Consolidated Financial Results" means net income or loss before cumulative effect of changes in accounting principles as reported for the Company and its subsidiaries in the Company's annual consoli-dated statement of operations prepared in accordance with generally accepted accounting principles.

     1.7 "Earnings per Share" means net income or loss per common and common equivalent share as reported for the Company and its subsidiaries in the Company's annual consolidated statement of operations prepared in accordance with generally accepted accounting principles.

     1.8 "Extraordinary Transaction" means one transaction or a series of integrated transactions carried out by the Company and/or its Affiliates involving an acquisition or disposition of securities (including capital stock, bonds and partnership interests) or other assets from or to nonaffiliated entities, which securities or assets have an aggregate fair market value greater than $100 million at the time of the transaction or transactions.

     1.9 "Participant" means an officer of the Company whose base salary is equal to or in excess of $600,000.

     1.10 "Plan" means this MAXXAM 1994 Executive Bonus Plan.

II.  Purpose.

     The purpose of the Plan is to provide performance incentives to each Participant, who is or may be a "covered employee" within the meaning of Section 162(m) of the Code, while securing, to the extent practicable, a tax deduction by the Company for payments of additional incentive compensation to each such Participant. Any bonus compensa-tion which may be earned under this Plan is in addition to, and in no way affects or supplants, such Participant's salary and his or her eligibility under the Company's discretionary bonus program.
It is the Committee's intent under this Plan to identify those performance criteria for which each Participant is largely responsible and the achievement of which would be of great benefit to the Company, and to award a bonus for such achievement, such bonus to be in addition to any other compensation such Participant may be eligible to receive from the Company.

III. Performance Goals.

     3.1 Prior to the first day of each fiscal year of the Company (or such later date as may be permitted under regulations under Section 162(m) of the Code), the Committee shall set specific performance goals for each Participant for such year under each of the following overall business criteria:

     (a) Improvement in Consolidated Financial Results (which may be either a decrease in net loss or an increase in net income);

     (b) The completion, as defined in advance by the Committee, of one or more specific business development projects identified by the Committee;

     (c) The completion of an Extraordinary Transaction, completion being defined for this purpose to mean the approval or ratification of such transaction(s) by resolution of the board of directors of the Company or the relevant Affiliate and the execution by all parties to such transaction(s) of a binding written agreement in respect thereto;

     (d) Improvement in Earnings per Share (which may be either a decrease in net loss per share or an increase in net income per share);

     (e) The achievement of a predetermined level of net income or loss, as determined in advance by the Committee, for the principal divisions of the Company and its subsidiaries, based upon their respective plans for the year.

IV.  Bonus Awards.

     4.1 At the time that annual performance goals are set for each Participant pursuant to Section 3.1, the Committee shall establish with respect to each such goal a bonus opportunity for the year that is related to such Participant's base salary at the start of the year that takes account of the achievement of such goal; provided, however, that the Committee shall have absolute discretion to reduce the actual bonus payment(s) that would otherwise be payable to such Participant on the basis of achievement of any one or more of the performance goals under any of the five categories set out in Section 3.1 above.

     4.2 The bonuses hereunder for any Participant shall in no event exceed an aggregate of $3,000,000 with respect to any fiscal year.

     4.3 Bonuses determined under the Plan shall be paid to the Participants in cash as soon as practicable following the end of the fiscal year; provided, however, that no such payment shall be made until the Committee has certified in writing (in the manner prescribed under applicable regulations under the Code) that the performance goals and any other material terms related to the award were in fact satisfied.

     4.4 In the event that a Participant retires, takes a leave of absence or otherwise terminates his employment prior to the end of a fiscal year end, such Participant shall receive the full amount of any bonuses earned hereunder as of such termination date, and any bonus amounts not determinable at such termination date shall be pro-rated to reflect his or her actual term of service. The Committee, in its sole discretion, may reduce or refuse to pay such prorated bonus(es).

V.   Administrative Provisions.

     5.1 The Plan shall be administered by the Committee, which shall be comprised solely of two or more members of the Board of Directors who satisfy the requirements set forth in applicable regulations under Section 162(m) of the Code.

     5.2 The Plan was adopted by the Board of Directors on March 30, 1994, subject to shareholder approval, and shall take effect retroactively beginning with the fiscal year of the Company that starts January 1, 1994. No payments shall be made under the Plan prior to the time such approval is obtained in accordance with applicable law. The Board of Directors may at any time terminate, suspend or amend the Plan, in whole or part, including by adoption of amendments deemed necessary or advisable to correct any defect or supply an omission or reconcile any inconsistency in the Plan so long as stockholder approval is obtained if required by Section 162(m) of the Code.

     5.3 The Plan shall be governed by and construed in accordance with the laws of the state of Texas without regard to principles of choice of laws.